CONFORMED COPY







                               SWING-N-SLIDE CORP.
                                   NEWCO, INC.






          $12,500,000  12% Senior Subordinated Notes due March 13, 2005
                                 of Newco, Inc.

       Warrants for 592,177 Shares of Common Stock (subject to adjustment)
                             of Swing-N-Slide Corp.




                                 ______________

                          SECURITIES PURCHASE AGREEMENT
                                 ______________






                                 March 13, 1997

                                TABLE OF CONTENTS

                                                                         Page

   1.     Authorization of Securities; etc.                                 1
   2.     Sale and Purchase of Securities                                   2
   3.     Closing                                                           2
   4.     Conditions to Closing                                             2
   4.1.   Representations and Warranties Correct                            3
   4.2.   Performance; No Default                                           3
   4.3.   Related Transactions                                              3
   4.4.   Compliance Certificate                                            5
   4.5.   Sale of Securities to Other Purchasers                            5
   4.6.   Opinions of Counsel for the Companies                             5
   4.7.   Opinion of Your Special Counsel                                   5
   4.8.   Certain Additional Documents to be Delivered at or Prior to the
          Closing                                                           5
   4.9.   Legal Investment; Certificate                                     5
   4.10.  Sale and Purchase Not Forbidden by Law                            5
   4.11.  Payment of Transactions Costs54.12.Proceedings and Documents      5
   5.     Representations and Warranties by the Companies                   6
   5.1.   Organization, Standing, etc.                                      6
   5.2.   Names; Jurisdictions of Incorporation; Subsidiaries, etc.         6
   5.3.   Qualification                                                     6
   5.4.   Business, etc.                                                    6
   5.5.   Shares; Stockholders                                              7
   5.6.   Financial Statements                                              8
   5.7.   Changes; Solvency, etc.                                           9
   5.8.   Tax Returns and Payments                                          9
   5.9. Funded Debt, Current Debt, Liens, Investments, Transactions with Affiliates, Leases, Derivative Transactions and Insurance
          Coverages                                                         9
   5.10.  Title to Properties; Liens; Leases                               10
   5.11.  Litigation, etc.                                                 10
   5.12.  Valid and Binding Obligations; Compliance with Other Instruments,
          Borrowing Restrictions, etc.                                     11
   5.13.  ERISA                                                            12
   5.14.  Consents, etc.135.15.Proprietary Rights; Licenses                13
   5.16.  Offer of Securities; Investment Bankers                          13
   5.17.  Government Regulation                                            14
   5.18.  Labor Relations; Suppliers, Distributors and Customers           14
   5.19.  Disclosure                                                       14
   6.     Use of Proceeds                                                  15
   7.     Financial Statements and Information                             15
   8.     Inspection.                                                      20
   9.     Prepayment of Notes                                              20
   9.1.   Required Prepayment Without Premium of Notes                     20
   9.2.   Optional Prepayment With Premium of Notes                        20
   9.3.   Required Prepayment With Premium upon Exercise of Call Option    21
   9.4.   Prepayment Without Premium of the Notes at the Option of the
          Required Holders of the Notes Upon a Change of Control           21
   9.5.   Allocation of Partial Prepayments of Notes                       22
   9.6.   Notice of Optional Prepayments of Notes                          22
   9.7.   Maturity; Accrued Interest; Surrender, etc. of Notes             22
   9.8.   Purchase of Notes                                                22
   9.9.   Payment on Non-Business Days                                     22
   9.10.  Application of Notes in Satisfaction of Exercise Price of
          Warrants                                                         23
   10.    Subordination of Notes and Note Guarantees                       23
   11.    Registration, etc.                                               23
   11.1.  Registration on Request                                          23
   11.2.  Incidental Registration                                          25
   11.3.  Permitted Registration; Holdback Agreement; Private
          Placement                                                        26
   11.4.  Registration Procedures                                          26
   11.5.  Indemnification                                                  27
   11.6.  Restrictions on Other Agreements                                 28
   12.    Put and Call Rights; Required Exercise of Warrants               29
   12.1.  Certain Definitions                                              29
   12.2.  Put Rights of the Holders of the Put Securities Upon Change of
          Control                                                          29
   12.3.  Call Right of the Holding Company; Required Exercise of
          Warrants                                                         30
   12.4.  Closing; Payment of Put/Call Price; Adjustments to Put/Call
          Price                                                            31
   12.5.  Limitations on Obligations of the Holding Company                32
   12.6.  Successive Changes of Control, etc.3312.7.No Limitation on
          the Holding Company                                              33
   13.    Board Visitation Rights                                          34
   14.    Covenants of the Companies                                       34
   14.1.  Books of Record and Account; Reserves                            34
   14.2.  Payment of Taxes; Existence; Maintenance of Properties;
          Compliance with Laws; Lines of Business; Proprietary Rights      34
   14.3.  Insurance                                                        35
   14.4.  Limitation on Discount or Sale of Receivables                    36
   14.5.  Limitation on Funded Debt and Current Debt3614.6.Limitation
          on Restricted Investments and Restricted Payments                39
   14.7.  Financial Covenants; Limitations on Derivative Transactions      41
   14.8.  Tax Consolidation                                                42
   14.9.  Limitation on Liens                                              43
   14.10. Limitation on Transactions with Affiliates                       45
   14.11. Limitation on Issuance of Preferred Shares and Redeemable Shares
          By Subsidiaries                                                  45
   14.12. Limitation on Issuance and Disposition of Shares of
          Subsidiaries                                                     45
   14.13. Limitation on Consolidation or Merger, etc.                      46
   14.14. Limitation on Sale-and-Leaseback Transactions                    47
   14.15. Limitation on Disposition of Property                            47
   14.16. Modification of Certain Documents, Agreements and
          Instruments                                                      48
   14.17. Further Assurances; Note Guarantees                              49
   14.18. Certain Additional Covenants of the Holding Company              50
   15.    Definitions                                                      52
   15.1.  Definitions of Capitalized Terms                                 52
   15.2.  Other Definitions                                                69
   15.3.  Accounting Terms and Principles; Laws                            70
   16.    Remedies                                                         71
   16.1.  Events of Default Defined; Acceleration of Maturity              71
   16.2.  Suits for Enforcement, etc.                                      75
   16.3.  No Election of Remedies                                          75
   16.4.  Remedies Not Waived                                              76
   16.5.  Application of Payments                                          76
   17.    Registration, Transfer and Exchange of Securities                76
   18.    Replacement of Securities                                        76
   19.    Amendment and Waiver                                             77
   20.    Method of Payment of Securities                                  78
   21.    Expenses; Indemnity                                              78
   22.    Taxes                                                            78
   23.    Communications                                                   79
   24.    Survival of Agreements, Representations and Warranties, etc.     79
   25.    Successors and Assigns; Rights of Other Holders                  80
   26.    Purchase for Investment; ERISA                                   80
   27.    Governing Law; Jurisdiction; Waiver of Jury Trial                82
   28.    Rule 144A                                                        82
   29.    Miscellaneous                                                    82




   Schedule I   Schedule of Purchasers

   Exhibit 1(a)            Form of Warrant
   Exhibit 1(b)(i)         Form of Note
   Exhibit 1(b)(ii)        Form of Note Guarantee
   Exhibit 3               Wire Instructions
   Exhibit 4.3(b)(i)       Indebtedness of Old Game Time and the Companies to
                           be Repaid on the Closing Date
   Exhibit 4.3(b)(ii)      Persons Acquiring Common Stock of the Holding
                           Company
   Exhibit 4.3(b)(iii)     Form of Bridge Note
   Exhibit 4.6             Opinion of Foley & Lardner
   Exhibit 4.7             Opinion of Choate, Hall & Stewart
   Exhibit 4.8             Additional Documents to be Delivered at or Prior
                           to the Closing
   Exhibit 5.2             Names; Jurisdictions of Incorporation;
                           Subsidiaries, etc.
   Exhibit 5.4             Disclosure Documents
   Exhibit 5.5(a)          Shares; Stockholders
   Exhibit 5.5(b)          Other Securities; Commitments; Preemptive and
                           Registration Rights
   Exhibit 5.6(a)          Financial Statements
   Exhibit 5.6(b)          Projections
   Exhibit 5.6(c)          Pro Forma Unaudited Balance Sheet
   Exhibit 5.7             Restricted Payments and Restricted Investments
   Exhibit 5.8             Tax Returns and Payments
   Exhibit 5.9             Funded Debt, Current Debt, Liens, Investments,
                           Transactions with Affiliates, Leases, Derivative
                           Transactions and Insurance Coverages
   Exhibit 5.11            Pending Litigation, etc.
   Exhibit 5.14            Consents
   Exhibit 6               Use of Proceeds
   Exhibit 7(c)(v)         Information as to New Subsidiaries
   Exhibit 15.1            Consolidated EBITDA for Periods Prior to the
                           Closing Date



                               SWING-N-SLIDE CORP.
                                   NEWCO, INC.
                               1212 Barberry Drive
                          Janesville, Wisconsin  53545




                                                               March 13, 1997



   MASSACHUSETTS MUTUAL LIFE
      INSURANCE COMPANY
   1295 State Street
   Springfield, Massachusetts  01111

   Ladies and Gentlemen:

        SWING-N-SLIDE CORP., a Delaware corporation (the "Holding Company"), and NEWCO, INC., a Wisconsin corporation and a Wholly-Owned Subsidiary of the Holding Company (the "Operating Company") (the Holding Company and the Operating Company are collectively referred to herein as the "Companies" and each as a "Company"), jointly and severally agree with you as follows. Certain terms used herein are defined in section 15.

    1.  Authorization of Securities; etc.

             (a) The Holding Company has authorized the issue and sale of its warrants evidencing rights to purchase 592,177 shares of Holding Company Class A Common Stock (subject to adjustment) (herein, together with any warrants issued in exchange therefor or replacement thereof, called the "Warrants"). The Warrants are to be substantially in the form of Exhibit 1(a) attached hereto.

             (b) The Operating Company has authorized the issue and sale of its 12% Senior Subordinated Notes due March 13, 2005 (herein, together with any notes issued in exchange therefor or replacement thereof, called the "Notes") in the aggregate principal amount of $12,500,000. The Notes are to be substantially in the form of
        Exhibit 1(b)(i) attached hereto. Interest is payable on the Notes, semi-annually in arrears on the 13th day of March and September of each year, commencing September 13, 1997 and at maturity. The Notes shall be guaranteed by the Holding Company and each of the other Guarantors pursuant to one or more Note Guarantees substantially in the form of Exhibit 1(b)(ii) attached hereto (each, a "Note Guarantee", collectively, the "Note Guarantees"), as further provided in section 14.17. In no event shall the amount paid or agreed to be paid by the Operating Company as interest and premium on any Note exceed the highest lawful rate permissible under any law applicable thereto.

             (c) The Securities are to be issued under this Agreement and separate Securities Purchase Agreements (the "Other Securities Purchase Agreements") identical herewith (except as to the name and address of each of the other purchasers) being entered into concurrently by the Companies with each of the other purchasers (the "Other Purchasers") named in Schedule I attached hereto. The issue of Securities to you and the issues of Securities to each of the Other Purchasers are separate transactions, and you shall not be liable or responsible for the acts or defaults of the Other Purchasers.

    2. Sale and Purchase of Securities. The Companies will issue and sell to you and, subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Companies contained herein and in the other Operative Documents, you will purchase from the Companies, at the Closing specified in section 3, such Securities as are specified on that portion of Schedule I attached hereto as is applicable to you. The aggregate purchase price of the Securities shall be $12,500,000, which shall be allocated (a) $9,777,111 to the Notes and
   (b) $2,722,889 to the Warrants. The Companies, you and each of the Other Purchasers agree that the values ascribed to the Securities (which values shall be used by the Companies, you and each of the Other Purchasers, as well as any subsequent holder of any of the Securities, for all purposes, including the preparation of tax returns) shall be determined in accordance with the foregoing.

    3. Closing. The closing of the sale and purchase of the Securities hereunder (the "Closing") shall take place at the office of Messrs. Choate, Hall & Stewart, Exchange Place, 53 State Street, Boston, Massachusetts 02109, on March 13, 1997 (or such other date (not later than March 14, 1997) to which you may agree) (the "Closing Date"). The Closing shall occur not later than 11:00 A.M. Boston time (your reinvestment deadline) on the Closing Date. At the Closing, the Companies will deliver to you the Securities to be purchased by you at the Closing against payment of the purchase price thereof to (or for the benefit of) the Companies in immediately available funds in accordance with the wire instructions set forth on Exhibit 3 attached hereto. Delivery of the Securities to be purchased by you at the Closing shall be made in the form of one or more Notes and Warrants, in such denominations and registered in such names as are specified on Schedule I attached hereto, and in each case dated and, in the case of each Note, bearing interest from, the Closing Date. If at the Closing the Companies shall fail to tender the Securities to be delivered to you thereat as provided herein, or if at the Closing any of the conditions specified in section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any other rights you may have by reason of such failure or such non-fulfillment.

    4. Conditions to Closing. Your obligation to purchase and pay for the Securities to be purchased by you hereunder at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

         4.1. Representations and Warranties Correct. The representations and warranties made by the Companies herein and in the other Operative Documents shall have been correct in all material respects when made and shall be correct in all material respects at and as of the time of the Closing (after giving effect to the transactions consummated at the Closing).

         4.2. Performance; No Default. The Companies shall have performed all agreements and complied with all conditions contained herein and in the other Operative Documents required to be performed or complied with by them prior to or at the Closing, and at the time of the Closing, no Default or Event of Default shall exist and no condition shall exist which has resulted in, or could reasonably be expected to result in, a Material Adverse Change.

         4.3.     Related Transactions.

             (a) The Acquisition shall have been consummated in accordance with the Acquisition Documents. No material term or condition of the Acquisition Documents shall have been amended, modified, supplemented or waived. The purchase price of the outstanding Shares of Old Game Time shall not exceed $27,000,000 and shall be paid at the time of the Closing as follows: (i) $25,000,000 shall be paid in cash and
        (ii) $2,000,000 shall be paid by delivery of the Seller Note. The aggregate amount of transaction fees and expenses paid in connection with the Acquisition shall not exceed $5,000,000. The terms of the Acquisition Documents, including, without limitation, those pursuant to which the Seller Note is subordinated to the Notes, shall be satisfactory to you in all material respects.

             (b) The debt and equity capitalization of the Holding Company and each of its Subsidiaries shall be satisfactory to you in all material respects. Without limiting the generality of the foregoing, after giving effect to the Acquisition, (i) neither the Holding Company nor any of its Subsidiaries shall have any outstanding Funded Debt or Current Debt other than that evidenced by the Notes and the Note Guarantees and that which is specified on Exhibit 5.9 attached hereto, (ii) the Indebtedness of Old Game Time and of the Companies specified on Exhibit 4.3(b)(i) attached hereto shall have been repaid in full, all related Liens shall have been terminated and you shall have received evidence of the foregoing satisfactory to you,
        (iii) the Persons indicated on Exhibit 4.3(b)(ii) attached hereto shall have (A) acquired 1,065,598 shares of Holding Company Class A Common Stock and shall have paid in full not less than $5,000,000 in cash in the aggregate for such shares and (B) lent the Holding Company $2,500,000 in cash and the Holding Company shall have issued its Bridge Note in substantially the form of Exhibit 4.3(b)(iii) attached hereto (the "Bridge Note") and (iv) the Holding Company shall have made a capital contribution to the Operating Company of not less than $7,500,000.

             (c) The Fleet Bank Documents shall have been executed and delivered and shall be in full force and effect. The Operating Company shall have established pursuant thereto (i) a $20,000,000 senior secured revolving credit facility, (ii) a $45,000,000 senior secured term loan facility and (iii) a $4,500,000 senior secured term loan facility. The aggregate amount of the Operating Company's unused borrowing availability immediately following the Closing under such revolving credit facility shall be at least $2,000,000 and you shall have been furnished with a borrowing base certificate satisfactory in form and substance to you evidencing the same. The terms of the Fleet Bank Documents shall be satisfactory to you in all material respects.

             (d) The Holding Company shall have furnished to you a copy of its 1992 Incentive Stock Plan and 1996 Incentive Stock Plan (collectively, the "Option Plan") providing for the issuance to officers, directors and employees of and advisors and consultants to the Holding Company and/or its Subsidiaries of options exercisable for shares of Holding Company Class A Common Stock. The terms of the Option Plan and all related agreements, documents and instruments shall be satisfactory to you in all material respects.

             (e) The Organizational Documents of the Holding Company, the Operating Company and each other Subsidiary of the Holding Company shall be satisfactory to you in all material respects.

             (f) The Companies shall have entered into the Consulting Agreement with the Consultants, the terms of which shall be satisfactory to you in all material respects, and you, the Other Purchasers, the lenders under the Fleet Bank Agreement, the Companies and the Consultants shall have executed and delivered a letter agreement (the "Consulting Agreement Side Letter") restricting the payment of amounts due under the Consulting Agreement.

             (g) You shall be satisfied in all material respect as to the compliance by the Holding Company, the Operating Company and each other Subsidiary of the Holding Company with all applicable Environmental Laws. Without limiting the generality of the foregoing, you shall have received "Phase I" environmental site assessment reports with respect to the facilities located at 1212 and 1317 Barberry Drive, Janesville, Wisconsin, and 150 Game Time Drive, Fort Payne, Alabama, and such reports shall be satisfactory to you in all material respects.

             (h) Each of the Guarantors shall have duly authorized, executed and delivered to you and the Other Purchasers one or more Note Guarantees (subordinated on the same terms as the Notes), and the Note Guarantees shall be in full force and effect.

         4.4. Compliance Certificate. At the Closing, you shall have received an Officers' Certificate from each of the Companies, dated the Closing Date, certifying that the conditions specified in sections 4.1 and
   4.2 have been fulfilled.

         4.5. Sale of Securities to Other Purchasers. At the Closing, the Companies shall issue and sell to the Other Purchasers the Securities to be purchased at the Closing by the Other Purchasers pursuant to the Other Securities Purchase Agreements and shall receive payment in full of the purchase price thereof.

         4.6. Opinions of Counsel for the Companies. At the Closing, you shall have received an opinion, dated the Closing Date, from Messrs. Foley & Lardner, counsel to the Companies, addressing the matters set forth on
   Exhibit 4.6 attached hereto, and such other matters as you may reasonably request.

         4.7. Opinion of Your Special Counsel. At the Closing, you shall have received an opinion, dated the Closing Date, from your special counsel, Messrs. Choate, Hall & Stewart, substantially in the form of
   Exhibit 4.7 attached hereto.

         4.8. Certain Additional Documents to be Delivered at or Prior to the Closing. You shall have received from the Companies the items specified on Exhibit 4.8 attached hereto, each of which shall be satisfactory to you in all material respects.

         4.9. Legal Investment; Certificate. Your purchase of the Securities to be issued pursuant hereto shall be permitted under the laws and regulations of any jurisdiction to which you are subject (without resort to any provision of any such law permitting limited investments by you without restriction as to the character of the particular investment), and you shall, if requested by you, have received an Officers' Certificate from either or both of the Companies, dated the Closing Date, certifying as to such matters as you may reasonably request to enable you to determine whether your purchase is so permitted.

         4.10. Sale and Purchase Not Forbidden by Law. The offer, issue, sale and delivery by the Companies of the Securities to be issued pursuant hereto and your purchase of such Securities at the Closing shall not be prohibited by and shall not subject you to any tax, penalty, liability or other onerous condition under or pursuant to any law, statute, rule or regulation.

         4.11. Payment of Transactions Costs. The Companies shall have paid in immediately available funds all fees, expenses and disbursements incurred by you at or prior to the time of the Closing in connection with the transactions contemplated by the Operative Documents, including, without limitation, the reasonable fees, expenses and disbursements of your special counsel.

         4.12. Proceedings and Documents. All proceedings in connection with the transactions contemplated by the Operative Documents and all agreements, documents and instruments incident to such transactions shall be satisfactory in substance and form to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or copies of such agreements, documents and instruments as you or they may reasonably request.

    5. Representations and Warranties by the Companies. The Companies jointly and severally represent and warrant that (after giving effect to the transactions consummated at the Closing, including, without limitation, the Acquisition):

         5.1. Organization, Standing, etc. The Holding Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties, to carry on its business as now conducted and now proposed to be conducted as described in the Disclosure Documents referred to in section 5.4, to execute, deliver and perform each of the Operative Documents to which it is (or is to be) a party and to consummate the transactions contemplated by the Operative Documents. No approval of the stockholders of the Holding Company or any of its Subsidiaries or any class thereof is required in connection therewith which has not previously been obtained.

         5.2.     Names; Jurisdictions of Incorporation; Subsidiaries, etc.
   Exhibit 5.2 attached hereto correctly specifies as to the Holding Company and each of its Subsidiaries (a) its legal name, (b) the jurisdiction of its incorporation and (c) each jurisdiction (other than its jurisdiction of incorporation) in which it is qualified to do business. The Holding Company does not have any Subsidiary that is not named on Exhibit 5.2 attached hereto. The Operating Company is and shall at all times be a Wholly-Owned Subsidiary of the Holding Company.

         5.3. Qualification. The Holding Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased or the nature of the activities conducted makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing has not resulted in, and could not reasonably be expected to result in, a Material Adverse Change.

         5.4. Business, etc. The Holding Company and its Subsidiaries are engaged in the business of designing, manufacturing, marketing and selling, through home centers, mass merchants or commercial/industrial trade classes, children's consumer and commercial indoor and outdoor play products, new products that utilize the Operating Company's metal fabrication or plastic forming core competencies, or substantially similar products (the "Business"), as further described in the documents listed on
   Exhibit 5.4 attached hereto (the "Disclosure Documents"), true, correct and complete copies of which have been furnished to you.

         5.5.     Shares; Stockholders.

             (a) Exhibit 5.5(a) attached hereto correctly and fully specifies as to the Holding Company and each of its Subsidiaries (after giving effect to the transactions consummated at the Closing)
        (i) its authorized, issued and outstanding Shares and (ii) the name of, and the number (and percentage) of Shares held by, each record owner of such Shares (or, in the case of the Holding Company, each record owner of 5% or more of the Shares of the Holding Company) and indicates if such Person is a member of the Initial Investor Group. All of the outstanding Shares of the Holding Company and each of its Subsidiaries are, and all Warrant Shares issued upon exercise of the Warrants in accordance with the terms thereof will be, duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive right, right of first refusal or similar right on the part of any other Person, and all of such Shares have been (or will have been) offered, issued and sold in accordance with all applicable laws. Except as set forth on Exhibit 5.5(a) attached hereto, the owners of the Shares indicated on Exhibit 5.5(a) attached hereto own the Shares indicated on such exhibit free of any Lien, proxy, voting agreement, voting trust, stockholders agreement or similar agreement or restriction. Except as set forth on Exhibit 5.5(a) attached hereto, neither the Organizational Documents nor any other agreement, document or instrument binding on or applicable to the Holding Company or any of its Subsidiaries or any of its stockholders contains any provision requiring a higher voting requirement with respect to action taken (and/or to be taken) by its board of directors or stockholders than that which would apply in the absence of such provision. GreenGrass Holdings has the right (by virtue of its ownership of the Shares of the Holding Company as shown on Exhibit 5.5(a) attached hereto) to elect or designate for election a majority of the members of the board of directors of the Holding Company (and thereby to direct or cause the direction of the management and policies of the Holding Company and each of its Subsidiaries), and, except as set forth on Exhibit 5.5(a) attached hereto, neither GreenGrass Holdings, nor any of its members, nor any other Person having any direct or indirect interest in GreenGrass Holdings is subject to any agreement or restriction that affects its right to vote such Shares or to exercise any other incident of ownership of such Shares.

             (b) Except as provided in sections 11 and 12, except for the Warrants and except as set forth on Exhibit 5.5(b) attached hereto (after giving effect to the consummation of the transactions consummated at the Closing), (i) there are no outstanding securities convertible into or exercisable or exchangeable for any Shares of the Holding Company or any of its Subsidiaries and no outstanding agreements for the purchase from, or sale or issuance by, the Holding Company or any of its Subsidiaries of any of its Shares or any securities convertible into or exercisable or exchangeable for such Shares; (ii) there are no agreements on the part of the Holding Company or any of its Subsidiaries to issue, sell or distribute any of its Shares, other securities or assets; (iii) neither the Holding Company nor any of its Subsidiaries has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its Shares or other securities or any interest therein or to pay any dividend or make any distribution in respect thereof; and (iv) no Person is entitled to any rights with respect to the registration of any Shares or other securities of the Holding Company or any of its Subsidiaries under the Securities Act (or the securities laws of any other jurisdiction).

             (c) The aggregate number of shares of Holding Company Class A Common Stock issuable upon exercise in full of the Warrants immediately after the Closing is 592,177, which, if then issued, would constitute 6.0% of the Holding Company Common Stock (calculated assuming the conversion, exercise and exchange of all outstanding securities convertible into and exercisable or exchangeable for shares of Holding Company Common Stock, including, without limitation, the Warrants, the Holding Company's 10% Convertible Subordinated Debentures due 2004, the Bridge Note and any options now outstanding under the Option Plan, it being agreed that the Warrants shall be subject to dilution on account of the issuance of not more than 1,096,513 shares of Holding Company Class A Common Stock pursuant to the Option Plan upon the exercise of options therefor granted after the Closing Date). The Holding Company has reserved 592,177 shares of Holding Company Class A Common Stock solely for issuance upon exercise of the Warrants.

         5.6.     Financial Statements.  You have been furnished with:

             (a) the financial statements referred to on Exhibit 5.6(a) attached hereto, which financial statements are complete and correct in all material respects, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial position and the results of operations and cash flows of the Person(s) purported to be covered thereby as at the respective dates and for the respective periods indicated in conformity with GAAP (subject, in the case of any unaudited financial statements, to the absence of footnote disclosure and normal year-end and audit adjustments);

             (b) the projections referred to on Exhibit 5.6(b) attached hereto, which projections were prepared in good faith, are based upon assumptions that the Companies believe are reasonable and take into account all material information regarding the information set forth therein. Such projections represent a reasonable estimate of the future financial performance of the Holding Company and its Subsidiaries; and

             (c) the pro forma unaudited consolidated balance sheet of the Holding Company referred to on Exhibit 5.6(c) attached hereto, which balance sheet fairly presents the consolidated financial position of the Holding Company as of December 31, 1996, adjusted on a pro forma basis to give effect to the consummation of the transactions contemplated by the Operative Documents as if they had occurred as of such date, and reflects all known liabilities of the Holding Company and its Subsidiaries, contingent or other, as at the Closing Date, required by GAAP to be reflected therein.

         5.7.     Changes; Solvency, etc.  Since December 31, 1995:
   (a) there has been no change in the assets, liabilities or financial condition of the Holding Company or any of its Subsidiaries or of Old Game Time from that set forth in the balance sheets as at such date referred to on Exhibit 5.6(a) attached hereto, other than changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse; (b) no condition or event has occurred which has resulted in, or could reasonably be expected to result in, a Material Adverse Change; and (c) except as set forth on Exhibit 5.7 attached hereto, neither the Holding Company nor any of its Subsidiaries nor Old Game Time has, directly or indirectly, declared, ordered, paid or made any Restricted Payment or Restricted Investment. Each of the Holding Company and its Subsidiaries is (and after giving effect to the consummation of the transactions at Closing will be) Solvent.

         5.8. Tax Returns and Payments. The Holding Company and its Subsidiaries and Old Game Time have filed all tax returns required by law to be filed and have paid (and have made adequate provisions for the payment of) all taxes, assessments and other governmental charges levied upon their respective properties, assets, income, receipts, franchises or sales, other than those not yet delinquent and those, not substantial in aggregate amount, being or about to be contested as provided in section 14.2(a). The income tax liability of the Holding Company and its Subsidiaries and Old Game Time has been finally determined by all applicable governmental authorities, including, without limitation, the Internal Revenue Service, and satisfied, or the time of audit has expired, for the fiscal years specified on Exhibit 5.8 attached hereto. Neither the Holding Company nor any of its Subsidiaries nor Old Game Time has executed any waiver or waivers that would have the effect of extending the applicable statute of limitations in respect of income tax liabilities. The charges, accruals and reserves in the financial statements of the Holding Company and its Subsidiaries and Old Game Time in respect of taxes for all fiscal periods are adequate, and the Companies know of no unpaid assessments for additional taxes for any fiscal period or of any basis therefor.

         5.9. Funded Debt, Current Debt, Liens, Investments, Transactions with Affiliates, Leases, Derivative Transactions and Insurance Coverages.
   Exhibit 5.9 attached hereto correctly describes as to the Holding Company and each of its Subsidiaries (after giving effect to the transactions consummated at the Closing):

             (a) all of its Funded Debt and/or Current Debt to be outstanding immediately following the Closing (other than that evidenced by the Notes and the Note Guarantees);

             (b) all Liens to which any of its properties and assets will be subject immediately following the Closing (other than those of the character described in section 14.9(b)) which individually or in the aggregate secure Indebtedness of $1,000,000 or more;

             (c) all of its Investments (and all agreements and commitments to make Investments) to be owned or held (or in effect) immediately following the Closing (other than Investments of the character described in clauses (c) through (h) of the definition of Permitted Investment);

             (d) all of its Affiliates (other than the Holding Company and its Subsidiaries) and all transactions with such Affiliates which were consummated during the 12-month period ended on the Closing Date or which it is now obligated or now intends to consummate at any time in the future;

             (e) each lease, other than Capital Leases, under which it is lessee or sublessee and is or shall be obligated to pay $250,000 or more during any period of twelve consecutive months after the Closing Date, and, with respect to each such lease, the name of the lessor, the lessee or sublessee, a general description of the property leased, the annual Rental Obligations payable thereunder and the term thereof;

             (f) each Derivative Transaction to which it is a party or in which it is otherwise engaged and each Derivative Transaction in which it now intends to engage at any time in the future (and a summary of the nature of each such Derivative Transaction); and

             (g) the limits, deductibles and coverages (in summary form) of its insurance policies.

         5.10. Title to Properties; Liens; Leases. The Holding Company and its Subsidiaries have good and marketable title to all of their respective properties and assets, including, without limitation, the properties and assets reflected in the balance sheets dated December 31, 1995 of the Holding Company and of Old Game Time referred to on Exhibit 5.6(a) attached hereto, except properties and assets disposed of since such date in the ordinary course of business, free of all Liens (other than the Liens permitted under section 14.9). The only material properties and assets of the Holding Company are the Shares of the Operating Company. The Holding Company and its Subsidiaries enjoy peaceful and undisturbed possession under all material leases under which they operate, and all of such leases are valid, subsisting and in full force and effect. None of such leases contains any unusual or burdensome provision, which, in either case, has resulted in, or could reasonably be expected to result in, a Material Adverse Change.

         5.11. Litigation, etc. There is no action, proceeding or investigation pending or threatened, including, without limitation, those referred to on Exhibit 5.11 attached hereto, which questions the validity of any of the Operative Documents or any action taken or to be taken pursuant thereto or which has resulted in, or could reasonably be expected to result in, a Material Adverse Change. There is no outstanding judgment, decree or order, including, without limitation, those referred to on Exhibit 5.11 attached hereto, which has resulted in, or could reasonably be expected to result in, a Material Adverse Change. Exhibit
   5.11 attached hereto sets forth a complete list of all pending and threatened actions, proceedings and investigations and all outstanding judgments, decrees and orders against or affecting the Holding Company and/or any of its Subsidiaries.

         5.12. Valid and Binding Obligations; Compliance with Other Instruments, Borrowing Restrictions, etc.

             (a) This Agreement has been duly authorized, executed and delivered by each of the Companies and constitutes the valid and legally binding obligation of each of the Companies enforceable against each of the Companies in accordance with its terms. Each of the other Operative Documents to which either Company and/or any of their respective Subsidiaries is (or is to be) a party has been duly authorized by such Person and, when executed and delivered, will constitute the valid and legally binding obligation of such Person, enforceable against it in accordance with its terms.

             (b) Neither the Holding Company nor any of its Subsidiaries is in violation of or in default under any term of its Organizational Documents, or of any agreement, document, instrument, judgment, decree, order, law, statute, rule or regulation applicable to it or any of its properties and assets, in any way which has resulted in, or could reasonably be expected to result in, a Material Adverse Change. Without limiting the generality of the foregoing, the Holding Company and each of its Subsidiaries is in compliance with (and neither it nor any of its predecessors in interest has received any notice to the contrary) and there is no reasonable possibility of any liability of or any judgment, decree or order being entered against or being made applicable to the Holding Company and/or any of its Subsidiaries or any of their respective properties and assets under or on account of any Environmental Laws, except where the same has not resulted in, and could not reasonably be expected to result in, a Material Adverse Change.

             (c) The execution, delivery and performance of and the consummation of the transactions contemplated by the Operative Documents will not violate or constitute a default under, or permit any Person to accelerate or to require the prepayment of any Indebtedness of the Holding Company or any of its Subsidiaries or to terminate any material lease or agreement of the Holding Company or any of its Subsidiaries pursuant to, or result in the creation of any Lien (other than the Liens created by the Fleet Bank Documents) upon any of the properties or assets of the Holding Company or any of its Subsidiaries pursuant to, any term of its Organizational Documents or of any agreement, document, instrument, judgment, decree, order, law, statute, rule or regulation applicable to any of them or any of their respective properties and assets.

             (d) Neither the Holding Company nor any of its Subsidiaries is a party to or bound by or subject to any agreement, document, instrument, judgment, decree, order, law, statute, rule or regulation (other than the Operative Documents and the Fleet Bank Documents and laws, statutes, rules or regulations affecting creditors or businesses generally) (i) which restricts its right or ability to incur Indebtedness, to issue securities or to consummate the transactions contemplated by the Operative Documents; (ii) under the terms of or pursuant to which its obligation to pay all amounts due from it and/or to perform all obligations imposed on it and/or to comply with the terms applicable to it under any of the Operative Documents is in any way restricted; (iii) which restricts its right or ability to make any distributions to its stockholders or in respect of any of its Shares, to mortgage or dispose of its properties, to consummate any merger, consolidation or acquisition, to make Investments or capital expenditures, to enter into and perform leases, to pay executive compensation and/or to conduct its business as now conducted and now proposed to be conducted, or
        (iv) which has resulted in, or could reasonably be expected to result in, a Material Adverse Change.

         5.13.    ERISA.

             (a) The Holding Company, the Operating Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance which have not resulted in, and could not reasonably be expected to result in, a Material Adverse Change. Neither the Holding Company, the Operating Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Holding Company, the Operating Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Holding Company, the Operating Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not individually or in the aggregate result in a Material Adverse Change.

             (b) None of the Plans is an employee pension plan subject to Title IV of ERISA maintained, or to which contributions have been made or are required to be made, by the Holding Company, the Operating Company or any ERISA Affiliate within five years prior to the date hereof.

             (c) Since January 1, 1992, the Holding Company, the Operating Company and the ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate could reasonably be expected to result in a Material Adverse Change. Since such date, the Holding Company, the Operating Company and the ERISA Affiliates have made all required contributions to Multiemployer Plans. Since such date, neither the Holding Company, the Operating Company nor any ERISA Affiliate has incurred any Withdrawal Liability upon a complete or partial withdrawal from any Multiemployer Plan that individually or in the aggregate could result in a Material Adverse Change. None of the Plans is a Multiemployer Plan

             (d) The Holding Company and its Subsidiaries have no expected post retirement welfare benefit obligation (determined as of the last day of the most recently ended fiscal year of the Holding Company in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code).

             (e) The consummation of the transactions contemplated by the Operative Documents will not involve any transaction that is subject to the prohibitions of section 406(a) of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation in the first sentence of this section 5.13(e) is made by the Companies in reliance upon and subject to the accuracy of your representation in section 26(b) as to the sources of the funds used to pay the purchase price of the Securities to be purchased by you.

         5.14. Consents, etc. No consent, approval or authorization of, or declaration or filing with, or other action by, any Person (including, without limitation, any creditor of or lender to the Holding Company or any of its Subsidiaries and any governmental authority) is required as a condition precedent to the valid execution, delivery and performance of and the consummation of the transactions contemplated by the Operative Documents, other than those specified on Exhibit 5.14 attached hereto, all of which have been obtained and are unconditional, in full force and effect and not subject to appeal or review. Without limiting the generality of the foregoing, no filing under the Clayton Act and/or the Hart-Scott- Rodino Antitrust Improvements Act of 1976 and no notice or payment is required under The Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq., is required in connection with the Acquisition and/or the consummation of the other transactions contemplated by the Operative Documents.

         5.15. Proprietary Rights; Licenses. The Holding Company and its Subsidiaries have all Proprietary Rights and Licenses as are adequate for the conduct of their respective businesses as now conducted and now proposed to be conducted, without any known conflict with the rights of others. Each such Proprietary Right and License is in full force and effect, all material obligations with respect thereto have been fulfilled and performed, and there is no infringement thereon by any other Person. No default in the performance or observance by the Holding Company and/or any of its Subsidiaries (or any of their respective predecessors in interest) of its obligations thereunder has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any Proprietary Right or License or which has resulted in, or could reasonably be expected to result in, a Material Adverse Change.

         5.16. Offer of Securities; Investment Bankers. Neither the Holding Company nor any of its Subsidiaries nor any Person acting on their behalf (a) has directly or indirectly offered the Securities or any part thereof or any similar securities for issue or sale to, or solicited any offer to buy any of the same from, anyone other than you, the Other Purchasers and not more than 35 other institutional investors, (b) has taken or will take any action which would bring the issuance and sale of the Securities within the provisions of Section 5 of the Securities Act or the registration or qualification provisions of any applicable blue sky or other securities laws, (c) has dealt with any broker, finder, commission agent or other similar Person in connection with the sale of the Securities and the other transactions contemplated by the Operative Documents, other than Donaldson, Lufkin & Jenrette Securities Corporation, Desai Capital Management, Inc., Glencoe Growth Closely-Held Business Fund, L.P. and Paul-Adams, Webb & Co., Inc., or (d) is under any obligation to pay any broker's fee, finder's fee or commission in connection with such transactions, other than fees to the Persons specified in clause (c), which fees are the obligation solely of the Holding Company.

         5.17. Government Regulation. Neither the Holding Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 or the Interstate Commerce Act, each as amended.

         5.18. Labor Relations; Suppliers, Distributors and Customers. No dispute involving employees of the Holding Company or any of its Subsidiaries (including, without limitation, employees of Old Game Time who will become employees of the Operating Company) or the relationship of the Holding Company or any of its Subsidiaries with such employees has resulted in, or could reasonably be expected to result in, any Material Adverse Change. The relationships with the suppliers to and distributors for and customers of the Holding Company and its Subsidiaries (including, without limitation, the suppliers, distributors and customers of Old Game Time who will become suppliers, distributors and customers of the Operating Company) are satisfactory commercial working relationships and, during the 12-month period ended on the Closing Date, no such supplier, distributor or customer has cancelled or otherwise terminated its relationship with or decreased its services, supplies or materials to or its usage or purchase of the services or products of the Holding Company or any of its Subsidiaries (or of Old Game Time) in a manner which has resulted in, or could reasonably be expected to result in, a Material Adverse Change. The Companies are not aware of any intention of any such supplier, distributor or customer to take any such action.

         5.19. Disclosure. Neither this Agreement nor any of the other Operative Documents nor any other document, certificate or written statement furnished to you by or on behalf of the Holding Company or any of its Subsidiaries in connection with the transactions contemplated by the Operative Documents (including, without limitation, the Disclosure Documents), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading in the light of the circumstances under which such statements were made, it being understood that, except as set forth in section 5.6, no representation or warranty is made with respect to any projections or other prospective financial information. There is no fact known to the Companies (other than information concerning general economic conditions known to the public generally) which has resulted in, or could reasonably be expected to result in, a Material Adverse Change which has not been set forth in this Agreement, the other Operative Documents and the other documents, certificates and written statements referred to above in this section 5.19.

    6.  Use of Proceeds.

             (a) The proceeds of the sale of the Securities will be used by the Companies on the Closing Date to partially refinance existing Indebtedness of the Operating Company (including Indebtedness of Old Game Time assumed by the Operating Company), to pay certain fees and expenses incurred in connection with the issue and sale of the Notes, to make certain capital expenditures and to partially fund the purchase price paid in the Acquisition, all as further specified on
        Exhibit 6 attached hereto.

             (b) The Companies do not own, and will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, use any part of the proceeds of the sale of the Securities for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation G (12 CFR Part 207) of the Board of Governors of the Federal Reserve System (herein called a "margin security") or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might constitute the transactions contemplated by the Operative Documents a "purpose credit" within the meaning of said Regulation G or cause this Agreement or any of the other Operative Documents to violate Regulation G or any other regulation of the Board of Governors of the Federal Reserve System, or the Exchange Act or any other applicable law, statute, regulation, rule, order or restriction.

    7. Financial Statements and Information. The Companies will furnish to you in duplicate, so long as you shall be obligated to purchase Securities hereunder or shall hold any of the Securities, and to each other institutional holder from time to time of any of the Securities:

             (a) as soon as available and in any event within 45 days after the end of each quarterly accounting period in each fiscal year of the Holding Company and of the Operating Company:

                  (i) the consolidated and consolidating balance sheets of the Holding Company and its Subsidiaries as at the end of such period, the related consolidated and consolidating statements of income, and the related consolidated statements of stockholders' equity and cash flows for such period and for the portion of the fiscal year of the Holding Company then ended; and

                  (ii) the consolidated and consolidating balance sheets of
             the Operating Company and its Subsidiaries as at the end of such period, the related consolidated and consolidating statements of income, and the related consolidated statements of stockholders' equity and cash flows for such period and for the portion of the fiscal year of the Operating Company then ended;

        in each case setting forth in comparative form the corresponding figures for the same period and portion of the next preceding fiscal year and the corresponding figures from the budgets for such period and for the fiscal year which includes such period;

             (b) as soon as available and in any event within 90 days after the end of each fiscal year of the Holding Company and of the Operating Company:

                  (i) the consolidated and consolidating balance sheets of the Holding Company and its Subsidiaries as at the end of such year, the related consolidated and consolidating statements of income, and the related consolidated statements of stockholders' equity and cash flows for such year; and

                  (ii) the consolidated and consolidating balance sheets of
             the Operating Company and its Subsidiaries as at the end of such year, the related consolidated and consolidating statements of income, and the related consolidated statements of stockholders' equity and cash flows for such year;

        in each case setting forth in comparative form the corresponding figures for the next preceding fiscal year and the corresponding figures from the budgets for such fiscal year, all in reasonable detail and accompanied by the standard unqualified report on such consolidated financial statements of the Holding Company and its Subsidiaries and of the Operating Company and its Subsidiaries of Ernst & Young LLP (or other accountants of recognized national standing selected by the Holding Company or the Operating Company, as applicable, and reasonably satisfactory to the Required Holders of each class of Securities), which report shall (i) state that the audit of such accountants in connection with such consolidated financial statements has been conducted in accordance with generally accepted auditing standards and that such accountants believe that such audit provides a reasonable basis for their opinion, (ii) contain the other statements required from time to time by the American Institute of Certified Public Accountants for an auditor's standard unqualified opinion (and shall not contain any additional explanatory paragraph concerning uncertainties or other matters),
        (iii) include the opinion of such accountants that such consolidated financial statements present fairly in all material respects the consolidated financial position of the Holding Company and its Subsidiaries or of the Operating Company and its Subsidiaries, as applicable, as at the end of such fiscal year and the consolidated results of operations and cash flows for such fiscal year, in conformity with GAAP, (iv) state that each holder of the Securities may rely upon such report and (v) be accompanied by a separate certificate from such accountants which shall state (A) that such accountants are familiar with the terms of the Operative Documents and provide negative assurance relative to compliance with the applicable covenants of the Operative Documents as they relate to accounting matters and (B) if their examination has disclosed the existence, during or at the end of the fiscal year covered by such financial statements and/or the date of such certificate, of (x) any "reportable condition" (as defined in Statement on Auditing Standards No. 60 issued by the Auditing Standards Board of the American Institute of Certified Public Accountants) in the internal control structure of the Holding Company or any of its Subsidiaries, (y) any Change of Control or (z) any Default or Event of Default and, if their examination has disclosed such a condition or event, specifying in reasonable detail the nature and period of existence thereof, provided that in issuing such certificate such accountants shall not be required to go beyond normal accounting procedures conducted in connection with issuing their report referred to above;

             (c) together with each delivery of quarterly and annual financial statements pursuant to sections 7(a) and 7(b), an Officers' Certificate of the Holding Company which shall:

                  (i) certify that such financial statements have been prepared in accordance with GAAP (subject, in the case of any unaudited financial statements, to normal year-end and audit adjustments and the omission of footnotes) applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Holding Company and its Subsidiaries or of the Operating Company and its Subsidiaries, as applicable, as at the end of and for the periods covered thereby in conformity with GAAP;

                  (ii) state that, after due inquiry, the signers do not have knowledge of the existence, during the fiscal period covered by such financial statements or as at the date of such Officers' Certificate, of (A) any "reportable condition" (as so defined) in the internal control structure of the Holding Company or any of its Subsidiaries, (B) any Change of Control or (C) any Default or Event of Default, or, if such is not the case, specifying in reasonable detail the nature and period of existence thereof and what action has been taken, is being taken and is proposed to be taken with respect thereto;

                  (iii) show in reasonable detail all computations required to demonstrate compliance, during and at the end of the fiscal period covered by such financial statements, with the provisions of sections 14.5, 14.6, 14.7, 14.8, 14.9, 14.10,
             14.13, 14.14, 14.15 and 14.18;

                  (iv) include in reasonable detail management's discussion
             and analysis of the results of operations and the financial condition of the Holding Company and its Subsidiaries and of the Operating Company and its Subsidiaries as at the end of and for the fiscal period covered by such financial statements, including a discussion of any significant variation from the budgets for such period delivered pursuant to section 7(h); and

                  (v) if there shall exist any Subsidiary of the Holding Company and/or the Operating Company as of the date of such Officers' Certificate which did not exist as of the date of the last Officers' Certificate delivered pursuant to this section 7(c), specify with respect to each such Subsidiary the information called for by Exhibit 7(c)(v), contain a brief description of the nature of each such Subsidiary's business and certify that such new Subsidiary (if it is a Significant Subsidiary) is a party to a Note Guarantee;

             (d) as promptly as practicable (but in any event not later than five Business Days) after receipt thereof, copies of all reports or written comments (including, without limitation, audit reports, so-called management letters and any other reports or communications with respect to the internal control structure of the Holding Company or any of its Subsidiaries) submitted by independent accountants or other management consultants;

             (e) as promptly as practicable (but in any event not later than five Business Days) after the same are available, copies of (i) all material press releases issued by the Holding Company or any Subsidiary of the Holding Company, and all notices, proxy statements, financial statements, reports and documents as the Holding Company shall send or make available generally to its stockholders or as any Subsidiary of the Holding Company shall send or make available generally to its stockholders other than the Holding Company and (ii) all periodic and special reports, documents and registration statements (other than on Form S-8) which the Holding Company or any Subsidiary of the Holding Company furnishes or files, or any officer or director or stockholder of the Holding Company or any of its Subsidiaries furnishes or files with respect to the Holding Company or any of its Subsidiaries, with the Commission (or any analogous foreign governmental authority) or any securities exchange;

             (f) as promptly as practicable (but in any event not later than five Business Days) after the occurrence of any of the following conditions or events, an Officers' Certificate from the applicable Company specifying in reasonable detail the nature and period of existence thereof, and what action has been taken, is being taken and is proposed to be taken with respect thereto: (i) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Holding Company, the Operating Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or (iii) any event, transaction or condition that could result in the incurrence of any liability by the Holding Company, the Operating Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Holding Company, the Operating Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, has resulted in, or could reasonably be expected to result in, a Material Adverse Change;

             (g) as promptly as practicable (but in any event not later than three Business Days) after the occurrence of any Default or Event of Default, or of any condition or event which has resulted in, or could reasonably be expected to result in, a Material Adverse Change, including, without limitation, the commencement of any litigation or governmental investigation or the assertion of any material claim against or default by the Holding Company, the Operating Company or any of their respective Subsidiaries, an Officers' Certificate from the applicable Company specifying in reasonable detail the nature and period of existence thereof, what action has been taken, is being taken and is proposed to be taken with respect thereto and the date, if any, on which it is estimated the same will be remedied;

             (h) as promptly as practicable (but in any event not later than 30 days) prior to the end of each fiscal year of the Holding Company and of the Operating Company, an annual budget prepared on a quarterly basis for the Holding Company and its Subsidiaries and for the Operating Company and its Subsidiaries for the succeeding fiscal year (displaying anticipated balance sheets and statements of income, stockholders' equity and cash flows) and, promptly upon preparation thereof, any other significant budgets which the Holding Company, the Operating Company or any of their respective Subsidiaries prepares and any revisions of such annual or other budgets;

             (i) such other material information and notices relating to the Holding Company, the Operating Company and/or any of their respective Subsidiaries as shall be furnished to or received from (i) any other party to any of the Acquisition Documents or (ii) any Person to which the Holding Company, the Operating Company or any of their respective Subsidiaries is indebted for borrowed money in an aggregate amount of $1,000,000 or more (other than that relating solely to collateral for such Indebtedness), including, without limitation, any notice relating to any adjustment to the purchase price or any claim for indemnification under any of the Acquisition Documents or any notice of default or event of default under any of the Fleet Bank Documents, such information and notices to be furnished to the holders of the Securities at the same time as it is furnished to, or immediately after it is received from, any such Person; and

             (j) such other information as from time to time may reasonably be requested.

    8. Inspection. Each Company will permit any Person designated by any institutional holder of any of the Securities on reasonable notice and at such holder's expense (unless a Default or Event of Default shall have occurred and be continuing, in which case, at the Companies' expense), to visit and inspect any of the properties of such Company and its Subsidiaries, to examine its and their books and records (and to make copies thereof and take extracts therefrom) and to discuss its and their affairs, finances and accounts with and to be advised as to the same by, its and their officers, consultants, counsel and accountants, all at such reasonable times and intervals as such holder may desire.

    9.  Prepayment of Notes.

         9.1. Required Prepayment Without Premium of Notes. In addition to paying the entire outstanding principal amount of and the interest due on the Notes on the maturity date thereof, on each of the dates specified below (until the Notes have been paid in full), the Operating Company will prepay without premium the aggregate principal amount of the Notes specified below for such date (or such lesser principal amount thereof as shall then be outstanding), together with all accrued and unpaid interest thereon:

                                                       Aggregate
                      Date                         Principal Amount

                  September 13, 2002                $    50,000
                  March 13, 2003                        250,000
                  September 13, 2003                    250,000
                  March 13, 2004                      5,700,000

    provided that the Operating Company may, at its option, make any of the prepayments specified above on any date during the 30-day period ending on the date specified above for such prepayment, so long as the Operating Company notifies each holder of any Notes to such effect in writing not less than 10 days prior to the date on which such prepayment is to be made (which date shall be specified in such notice). If any partial prepayment of the Notes is made pursuant to section 9.2, then the amount of each subsequent prepayment which is required to be made pursuant to this section 9.1 shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such partial prepayment pursuant to section 9.2.

         9.2. Optional Prepayment With Premium of Notes. At any time and from time to time after the Closing Date, the Operating Company may, at its option, upon notice as set forth in section 9.6, prepay all or any part (in an integral multiple of $500,000 and a minimum of $1,000,000 or such lesser principal amount thereof as shall then be outstanding) of the Notes, together with all accrued and unpaid interest thereon, upon the concurrent payment of a premium (a percentage of the principal amount so prepaid) applicable in accordance with the following table depending on the period in which such prepayment occurs:

        If the Prepayment Occurs                    Premium

        From and after the Closing Date
           to and including March 12, 1998             10%
        From and after March 13, 1998
           to and including March 12, 1999              8%
        From and after March 13, 1999
           to and including March 12, 2000              6%
        From and after March 13, 2000
           to and including March 12, 2001              4%
        From and after March 13, 2001
           to and including March 12, 2002              2%
        From and after March 13, 2002
           to and including March 12, 2003              1%
        From and after March 13, 2003                   0%

   Any partial prepayment of Notes pursuant to this section 9.2 which is made prior to the date on which the prepayment required under section 9.1 is made shall be applied as provided in section 9.1.

         9.3. Required Prepayment With Premium upon Exercise of Call Option. If at any time the Holding Company shall have exercised its Call Option (as hereinafter defined) with respect to the Warrants as provided in section 12.3(a), the Operating Company shall, on or before the Call Closing Date (as hereinafter defined), prepay in full all of the Notes at the time outstanding, together with all accrued and unpaid interest thereon and a premium equal to the premium that would be payable upon a prepayment at such time pursuant to section 9.2.

         9.4. Prepayment Without Premium of the Notes at the Option of the Required Holders of the Notes Upon a Change of Control.

             (a) If any Change of Control is to occur, then not less than 30 days nor more than 60 days prior to the occurrence of such Change of Control, the Operating Company will notify each holder of any Notes of such pending Change of Control and the date upon which it is scheduled to occur. If the Required Holders of the Notes furnish a written request for prepayment to the Operating Company (in accordance with section 23) not more than 30 days after receipt by such holders of such notice of such Change of Control from the Operating Company, the Operating Company will prepay without premium all of the Notes then outstanding, together with all accrued and unpaid interest thereon. Each such prepayment shall occur on the date upon which the Change of Control occurs, unless the Operating Company and the Required Holders of the Notes agree to a different date, and no prepayment requested pursuant to this section 9.4 shall be due unless the Change of Control shall occur.

             (b)  Each notice from the Operating Company pursuant to this section 9.4 shall make explicit reference to this section 9.4 and shall state that the right of the Required Holders of the Notes to require prepayment of the Notes must be exercised within 30 days of the receipt of such notice.

         9.5. Allocation of Partial Prepayments of Notes. In the case of each partial prepayment of the Notes under sections 9.1 or 9.2, the principal amount to be prepaid shall be allocated among all of the Notes at the time outstanding (excluding any Notes at the time owned by the Operating Company or any Affiliate of the Operating Company) in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof, with adjustments, to the extent practicable, to compensate for any prior prepayments not made exactly in such proportion.

         9.6. Notice of Optional Prepayments of Notes. In the case of each prepayment under sections 9.2, 9.3 or 9.4, the Operating Company shall give written notice thereof to each holder of any Notes not less than 30 (10, in the case of any prepayment under section 9.4) nor more than 60 days prior to the date fixed for such prepayment. Each such notice shall set forth: (a) the date fixed for prepayment; (b) the aggregate principal amount of Notes to be prepaid on such date; (c) the aggregate principal amount of Notes held by such holder to be prepaid on such date; and (d) the amount of the accrued interest and premium, if any, to be paid to such holder on such date.

         9.7. Maturity; Accrued Interest; Surrender, etc. of Notes. In the case of each prepayment of all or any part of any Note, the principal amount to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the premium, if any, due thereon. Any Note prepaid in full shall be marked "paid in full", surrendered to the Operating Company at the Operating Company's principal place of business promptly following prepayment and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

         9.8. Purchase of Notes. The Operating Company will not, and will not permit any Affiliate of the Operating Company to, directly or indirectly, purchase or otherwise acquire, or offer to purchase or otherwise acquire, any outstanding Notes except by way of payment or prepayment in accordance with the provisions of the Notes and this Agreement.

         9.9. Payment on Non-Business Days. If any amount hereunder or under the Notes shall become due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day.

         9.10. Application of Notes in Satisfaction of Exercise Price of Warrants. In the event that any holder of any Note shall apply all or any portion of the principal amount of such Note in satisfaction (in whole or in part) of the payment of the Exercise Price (as defined in the Warrants), any partial application of the principal amount of any such Note shall be applied to the payment of installments of principal due thereunder in the inverse order of maturity.

    10. Subordination of Notes and Note Guarantees. Payments on the Notes and the Note Guarantees, and the rights of the holders of the Notes and the Note Guarantees, are subordinated to payments on, and the rights of the holders of, Superior Indebtedness (as defined in the Notes), all as further provided in the Notes and the Note Guarantees.

    11. Registration, etc.

         11.1.    Registration on Request.

             (a) In case the Holding Company shall receive from one or more holders of any Registrable Shares a written request or requests that the Holding Company effect any registration, qualification and/or compliance of any Registrable Shares held by (or issuable to) such holder or holders, and specifying the intended method of offering, sale and distribution, the Holding Company will:

                  (i) promptly give written notice of the proposed registration, qualification and/or compliance to each holder of any Registrable Shares; and

                  (ii) as soon as practicable, effect such registration,
             qualification and/or compliance (including, without limitation, the execution of an undertaking for post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with exemptive regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of such amount of Registrable Shares as is specified in a written request or requests, made within 30 days after receipt of such written notice from the Holding Company, by any holder or holders of any Registrable Shares.

             (b)  The obligations of the Holding Company under this section
        11.1 are subject to the following qualifications:

                  (i) except as provided in section 11.1(b)(v), the Holding Company shall only be obligated to effect two registrations pursuant to this section 11.1;

                  (ii) the Holding Company shall not be obligated to effect
             any registration pursuant to this section 11.1 unless (A) the Holding Company shall have been requested to do so by the holder or holders of at least 50% of the Registrable Shares at the time outstanding and/or issuable and (B) the aggregate gross proceeds (before all fees, expenses and disbursements related thereto and all underwriters' discounts and commissions) from the sale of the Registrable Shares requested to be registered and sold in such registration (determined reasonably by the Holding Company and the holder or holders of 66-2/3% or more of the Registrable Shares to be included in such registration) is at least $2,500,000;

                  (iii) the Holding Company shall not be obligated to cause any registration statement relating to a registration requested pursuant to this section 11.1 to become effective prior to March 13, 2000;

                  (iv) the Holding Company shall pay all Registration
             Expenses related to any registration, qualification and compliance requested pursuant to this section 11.1;

                  (v) if, in connection with any registration of Registrable Shares pursuant to this section 11.1, the holders of Registrable Shares requesting registration are unable for any reason to include in such registration at least 85% of the Registrable Shares for which registration has been requested (including on account of any limitation on the number or kind of securities that may be included in such registration which limitation is imposed by the managing underwriter(s) for such registration because, in its (or their) reasonable judgment, such limitation is necessary to effect an orderly public distribution), then the holders of the Registrable Shares shall be entitled to one additional registration of Registrable Shares pursuant to this section 11.1; and

                  (vi) if the Holding Company shall furnish to each holder of
             Registrable Shares an Officers' Certificate certifying that the Holding Company has determined, as evidenced by a written resolution of the board of directors of the Holding Company, that it is necessary to delay the filing of the registration statement related to a registration requested pursuant to this section 11.1 because such a filing at the time requested, or the offering of securities pursuant thereto, would materially interfere with any pending material transaction to which the Holding Company or any of its Subsidiaries is a party, the Holding Company shall have the right to delay such filing for a period ending not more than 90 days following the first date upon which it shall have received a written request or requests for such registration from the holder or holders of at least 50% of the Registrable Shares at the time outstanding and/or issuable; provided that (A) the Holding Company may not exercise this right to delay the filing of a registration statement on more than one occasion and (B) without limiting the generality of any other provision of this Agreement, the Holding Company shall reimburse each holder of Registrable Shares for all expenses (including, without limitation, fees, expenses and disbursements of counsel) incurred in connection with any such registration prior to receipt of any such Officers' Certificate.

         11.2.    Incidental Registration.

             (a) If the Holding Company at any time or from time to time shall determine to effect the registration, qualification and/or compliance of any of its Shares (whether in connection with an offering by the Holding Company or others) (otherwise than pursuant to a registration on Form S-4 or S-8 under the Securities Act or any other similar form which is inappropriate for an offering of the Registrable Shares), then, in each such case, the Holding Company will:

                  (i) promptly give written notice of the proposed registration, qualification and/or compliance (which shall include a list of the jurisdictions in which the Holding Company intends to register or qualify such securities under the applicable blue sky or other state securities laws) to each holder of any Registrable Shares; and

                  (ii) include among the Shares which it then registers or
             qualifies all Registrable Shares specified by any holder thereof in a written request or requests, made within 30 days after receipt of such written notice from the Holding Company.

             (b)  The obligations of the Holding Company under this section
        11.2 are subject to the following qualifications:

                  (i) the Holding Company shall pay all Registration Expenses related to any registration, qualification or compliance requested pursuant to this section 11.2; and

                  (ii) if, in connection with any underwritten offering
             pursuant to this section 11.2, the managing underwriter(s) shall impose a limitation on the number or kind of securities which may be included in any such registration because, in its (or their) reasonable judgment, such limitation is necessary to effect an orderly public distribution, then the Holding Company shall be obligated to include in such registration statement only such limited portion of the Registrable Shares (which may be none) as is determined in good faith by such managing underwriter(s), provided that, if any securities are being offered for the account of any Person other than the Holding Company and the holders of the Registrable Shares, the reduction in the number of Registrable Shares included in such registration shall not represent a greater percentage of the amount of Registrable Shares originally requested to be registered and sold in such registration than the lowest such percentage reduction imposed upon any such other Person.

         11.3.    Permitted Registration; Holdback Agreement; Private
   Placement.

             (a) If and to the extent that any holder or holders of any Registrable Shares shall have, at the time of delivery of the written request referred to in section 11.2, no present intention of selling or distributing such securities, the Holding Company shall be obligated to effect the registration, qualification and compliance of such securities of such holder or holders only if and to the extent, in each case, that such registration, qualification and compliance are at the time permitted by the applicable statutes or rules and regulations thereunder or the practices of the governmental authority concerned.

             (b) If a registration to be effected pursuant to section 11.1 or 11.2 involves an underwritten offering, each holder of Registrable Shares agrees, whether or not such holder's Registrable Shares are to be included in such registration, that, upon the written request of the managing underwriter(s) for such registration, such holder shall enter into a written agreement to not effect any public sale or distribution of any Warrants or any Registrable Shares (other than pursuant to Rule 144 of the Commission under the Securities Act or as part of such underwritten offering) without the consent of such managing underwriter(s) during the period commencing seven days before the effective date of the registration statement related to such underwritten offering and ending 180 days after such effective date (or any other period to which such managing underwriter(s) and the holders of the Registrable Shares may agree), provided that each other Person holding Shares of the Holding Company (or securities convertible into or exercisable or exchangeable for such Shares) and having registration rights with respect thereto shall have entered into such agreement (or another agreement which is, in all material respects, the same as such agreement).

             (c) Notwithstanding the provisions of section 11.1, in lieu of effecting any registration requested pursuant to sections 11.1, the Holding Company may elect to effect a private placement of the Registrable Shares requested to be so registered, provided that
        (i) the aggregate proceeds of such private placement paid to the holders of such Registrable Shares shall not be less than the Fair Value thereof (less an underwriting discount of not more than 5%), which calculation of Fair Value shall be acceptable to each holder of Registrable Shares to be included in such private placement, (ii) the Holding Company notifies each holder of Registrable Shares requesting registration of the election by the Holding Company to effect such private placement within 30 days of its having received a request for such registration from such holder, (iii) such private placement is consummated not later than 90 days after its having received such request for such registration and (iv) such private placement is effected in compliance with the Securities Act and other applicable laws.

         11.4. Registration Procedures. In the case of each registration, qualification and/or compliance contemplated by this section 11, the Holding Company will keep the holder or holders of Registrable Shares advised in writing as to the initiation of proceedings for such registration, qualification and compliance and as to the completion thereof, and will advise each such holder, upon request, of the progress of such proceedings. In addition, the Holding Company will follow procedures customarily observed by issuers in registered public offerings, and accord to the holder or holders of such Registrable Shares all rights (including, without limitation, the right to perform appropriate "due diligence") customarily accorded to selling stockholders in secondary distributions and to managing underwriters if the transaction in question is or were an underwritten public offering. At the expense of the Holding Company or of the party or parties bearing the expenses of such registration, qualification and compliance, the Holding Company will (a) keep such registration, qualification and compliance current and effective by such action as may be necessary or appropriate, including, without limitation, the filing of post-effective amendments and supplements to any registration statement or prospectus, for such period as is necessary to permit the exercise of the Warrants and the sale and distribution of the Registrable Shares pursuant thereto, (b) take all necessary action under any applicable blue sky or other state securities law to permit such sale and/or distribution, all as requested by the holder or holders of Registrable Shares included therein, provided that the Holding Company shall not be required to so register or qualify the Registrable Shares in any jurisdiction if, solely as a result thereof, the Holding Company must qualify generally to do business therein or consent to general service of process therein, (c) comply with applicable requirements of all regulatory entities, including, without limitation, the National Association of Securities Dealers, Inc., (d) furnish each holder of Registrable Shares included therein such number of registration statements, prospectuses, supplements, amendments, offering circulars and other documents incidental thereto as such holder from time to time may reasonably request, (e) list all Registrable Shares on each securities exchange on which securities of the same class are then listed and (f) furnish (or cause to be furnished) to each holder of Registrable Shares, all undertakings, agreements, certificates, opinions, financial statements and "comfort letters" of the sort customarily provided to selling stockholders in secondary distributions and to managing underwriters if the transaction in question is or were an underwritten public offering. Each holder of Registrable Shares will furnish to the Holding Company upon request by the Holding Company such information regarding such holder and any distribution of Registrable Shares proposed by such holder as may be required or appropriate to consummate any registration, qualification and/or compliance contemplated by this section 11.

         11.5.    Indemnification.  Without limiting the generality of
   section 21, the Holding Company will indemnify, defend and hold harmless each holder of Registrable Shares included in any registration, qualification and/or compliance contemplated by this section 11 and each underwriter of such securities, and each Person, if any, who controls each such holder and underwriter within the meaning of the Securities Act, and their respective directors, officers, employees, agents, advisors and Affiliates (each, an "Indemnified Person"), to the fullest extent enforceable under applicable law against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, supplement, amendment, offering circular or other document related to any registration, qualification or compliance or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation (or alleged violation) of the Securities Act or other securities laws in connection with any such registration, qualification or compliance, and will reimburse each such Indemnified Person for any legal or any other expenses reasonably incurred in connection with investigating and/or defending (and/or preparing for any investigation or defense of) any such claim, loss, damage, liability, action or violation; provided that the Holding Company will not be liable in any such case to any such Indemnified Person if, but only to the extent that, any such claim, loss, damage, liability, action, violation or expense is finally determined to arise out of or result from any untrue statement in or omission from written information furnished to the Holding Company by an instrument duly executed by such Indemnified Person and stated to be specifically for use therein. Each holder of Registrable Shares will, if securities held by such holder are included in a registration effected pursuant to this section 11, indemnify, defend and hold harmless the Holding Company, each of its directors and officers who signs the related registration statement, and each Person, if any, who controls the Holding Company within the meaning of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, supplement, amendment, offering circular or other document or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Holding Company and such directors, officers or Persons for any legal or any other expenses reasonably incurred in connection with investigating or defending (and/or preparing for any investigation or defense of) any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in (or omitted from) such registration statement, prospectus, supplement, amendment, offering circular or other document in reliance upon and in conformity with written information furnished to the Holding Company by an instrument duly executed by such holder and stated to be specifically for use therein; provided that the liability of any such holder under this section 11.5 shall be limited to the net sales proceeds actually received by such holder as a result of the sale by it of securities in such registration.

         11.6. Restrictions on Other Agreements. The Holding Company will not grant any right relating to the registration of its securities if the exercise thereof interferes with or is inconsistent with or will delay (or could reasonably be expected to interfere with or be inconsistent with or delay) the exercise and enjoyment of any of the rights granted under this section 11, without the written consent of holders of 66-2/3% or more of the Registrable Shares at the time outstanding and/or issuable, which consent may be given or withheld in the sole discretion of such holders. The Holding Company will not permit any of its Subsidiaries to effect, or to grant any right relating to, the registration of its Shares or other securities.

     12.     Put and Call Rights; Required Exercise of Warrants.

         12.1. Certain Definitions. As used in this section 12, the following terms have the following respective meanings:

        "Call Closing Date", "Call Notice" and "Call Option" shall have the respective meanings specified in section 12.3.

        "Call Securities" shall mean the Warrants, each of which is a Call Security.

        "Put/Call Price" of any Put Security or Call Security at any date shall mean the Fair Value of such Security on such date.

        "Put/Call Price Adjustment Event" shall mean (a) any Change of Control or (b) any purchase or sale by the Holding Company or GreenGrass Holdings (or any of their respective Affiliates) of any Shares of the Holding Company in any transaction (or series of related transactions) in which the aggregate purchase price for such Shares is $1,000,000 or more, which occurs, in the case of clause (a) or (b), following the repurchase of any Put Securities or Call Securities pursuant to section 12.2 or 12.3(a).

        "Put Securities" shall mean the Warrants and the Warrant Shares, each of which is a "Put Security".

        "Put Closing Date", "Put Notice" and "Put Option" shall have the respective meanings specified in section 12.2.

        "Required Exercise Date" and "Required Exercise Option" shall have the respective meanings specified in section 12.3.

         12.2. Put Rights of the Holders of the Put Securities Upon Change of Control.

             (a) The Required Holders of the Put Securities shall have the option (the "Put Option") to require the Holding Company to purchase all (but not less than all) of the Put Securities then outstanding at a purchase price equal to the Put/Call Price for the Put Securities concurrently with the occurrence of any Change of Control.

             (b) To exercise the Put Option, the Required Holders of the Put Securities must deliver to the Holding Company a notice (a "Put Notice") specifying that the Put Securities are to be purchased by the Holding Company and such notice must be given not more than 30 days after receipt by the holders of the Put Securities of the notice of a Change of Control pursuant to section 12.2(c). Upon receipt of such Put Notice, the Holding Company shall be obligated to purchase the Put Securities on the date of the occurrence of such Change of Control (the "Put Closing Date"), unless in any case the Holding Company and the Required Holders of the Put Securities agree to a different date or the Required Holders of the Put Securities revoke the Put Notice.

             (c) Promptly after receipt of a Put Notice, the Holding Company will notify each holder of Put Securities of receipt of such Put Notice. The Holding Company shall notify each holder of any Put Securities of the occurrence of any event which will, or could reasonably be expected to, result in a Change of Control at least 30 days (but not more than 60 days) prior to the occurrence of such Change of Control.

             (d) The obligation of the Holding Company to pay the Put/Call Price pursuant to this section 12.2 is hereby subordinated to the payment of the Superior Indebtedness (as defined in the Notes) upon the terms of subordination set forth in the Notes as in effect on the Closing Date (which terms are incorporated herein by this reference), and, for such purposes, all references in such terms of subordination
        (i) to "Operating Company" shall mean the Holding Company, (ii) to "Subordinated Indebtedness" shall mean the payment of the Put/Call Price due pursuant to this section 12.2, and (iii) to "holders of the Subordinated Indebtedness" shall mean the holders of the Put Securities.

         12.3.    Call Right of the Holding Company; Required Exercise of
   Warrants.

             (a) At any time on or after March 13, 1999, the Holding Company shall have the option (the "Call Option") to purchase all (but not less than all) of the Call Securities outstanding on the Call Closing Date (as hereinafter defined) at a purchase price equal to the Put/Call Price; provided that:

                  (i)  the Holding Company may not exercise such Call Option
             (A) if the Required Holders of the Put Securities have exercised and not revoked their Put Option pursuant to section 12.2 or
             (B) unless on or before the Call Closing Date (as defined below) it shall have prepaid in full all of the Notes at the time outstanding pursuant to section 9.3; and

                  (ii) if at any time prior to March 13, 1999 the Required
             Holders of the Put Securities shall have exercised the Put Option and, by virtue of the operation of section 12.5, the Holding Company shall not have purchased such Put Securities on the date specified in section 12.2(b), then the first date upon which the Holding Company may exercise the Call Option shall not be March 13, 1999 but rather the date which follows March 13, 1999 by the number of days which is equal to the number of days during which the repurchase obligation of the Holding Company under section 12.2 was delayed by operation of section 12.5.

        The Holding Company shall exercise the Call Option by delivering to each holder of any Call Securities a notice (a "Call Notice") specifying that the Call Securities are to be purchased by the Holding Company and certifying that no Put/Call Price Adjustment Event is then proposed to be consummated, or, if such is not the case, describing in reasonable detail all proposed Call Price Adjustment Events. Following delivery of such Call Notice, the Holding Company shall be obligated to purchase all of the Call Securities as may be outstanding and unexercised on the date specified in such notice (the "Call Closing Date"), which date shall not be earlier than 30 days nor later than 45 days following the date of receipt by each holder of Call Securities of such Call Notice.
        The Holding Company may not exercise such option unless the Holding Company can pay the Put/Call Price in full in immediately available funds on the applicable Call Closing Date.

             (b) At any time on or after March 13, 1999, the Holding Company shall have the option (the "Required Exercise Option") to require that all (but not less than all) of the Warrants then outstanding be exercised; provided that if at any time prior to March 13, 1999 the Required Holders of the Put Securities shall have exercised the Put Option and, by virtue of the operation of section 12.5, the Holding Company shall not have purchased such Put Securities on the date specified in section 12.2(b), then the first date upon which the Holding Company may exercise the Required Exercise Option shall not be March 13, 1999 but rather the date which follows March 13, 1999 by the number of days which is equal to the number of days during which the repurchase obligation of the Holding Company under section 12.2 was delayed by operation of section 12.5. The Holding Company shall exercise the Required Exercise Option by delivering to each holder of any Warrants a notice (a "Required Exercise Notice") specifying that all of the Warrants then held by such holder shall be deemed exercised as of a date specified in such Required Exercise Notice (the "Required Exercise Date"), which date shall not be earlier than 30 days nor later than 45 days following the date of receipt by each holder of Warrants of such Required Exercise Notice. Each holder of Warrants shall, not later than 25 days following receipt by it of such Required Exercise Notice, notify the Holding Company of the manner by which such holder shall pay the Exercise Price due upon such exercise, provided that, if such holder shall fail to give such notice to the Holding Company on or before the expiration of such 25-day period, then such holder shall be deemed to have elected to pay the Exercise Price by applying that portion of the Warrant Shares issuable upon such exercise to such holder (at a value per share equal to the then Fair Value thereof) equal to the aggregate Exercise Price which is due upon such exercise.

         12.4.    Closing; Payment of Put/Call Price; Adjustments to Put/Call
   Price.

             (a) The closing for any payment of the Put/Call Price due to any holder of Put Securities or Call Securities under this section 12 shall occur at the principal office of such holder, unless the Holding Company and such holder agree to a different location. The payment of the Put/Call Price which is due to any holder of any Put Securities or Call Securities pursuant to this section 12 shall be paid by the Holding Company, against delivery of the certificates evidencing such Put Securities or Call Securities, in immediately available funds.

             (b) If at any time during the 180-day period following the repurchase of any Put Securities or Call Securities pursuant to section 12.2 or 12.3(a), any Put/Call Price Adjustment Event occurs or an agreement in principle concerning the material terms of any Put/Call Price Adjustment Event is reached, then the Holding Company shall immediately notify each holder of Put Securities or Call Securities, as the case may be, and, contemporaneously with the consummation of such Put/Call Price Adjustment Event, the Holding Company shall pay to each former holder of Put Securities or Call Securities, as the case may be, from which such Securities were repurchased pursuant to sections 12.2 or 12.3(a) an amount equal to the excess, if any, of (i) the aggregate Fair Value of the Put Securities or Call Securities, as the case may be, repurchased from such former holder, determined as of the date upon which such Put/Call Price Adjustment Event is consummated and on the basis of the per share price (or imputed per share price) paid in connection with the Put/Call Price Adjustment Event (and assuming that such Securities had not previously been repurchased pursuant to section
        12.2 or 12.3(a)) over (ii) the aggregate Put/Call Price paid to such former holder pursuant to section 12.2 or 12.3(a). All computations made pursuant to this section 12.4(b) of the amount, if any, to be paid to any former holder of Put Securities or Call Securities, as the case may be, pursuant to this section 12.4(b) shall be in writing and shall be satisfactory to such former holder.

         12.5. Limitations on Obligations of the Holding Company. Notwithstanding anything to the contrary contained in this section 12, if the Holding Company is unable to pay to the holders of the Put Securities the full amount of the Put/Call Price which is due to such holders pursuant to section 12.2(a) in respect of the Put Securities on the applicable Put Closing Date in immediately available funds without violating applicable law, then:

             (a) the Holding Company shall (i) use its best efforts to obtain financing for such payment and to obtain all necessary consents and waivers to permit such payment and (ii) pay in immediately available funds the largest portion of such payment (pro rata to each of the holders of Put Securities in proportion to the Put Securities held by each holder) on the Put Closing Date that the Holding Company is able to pay without causing any such violation;

             (b) the Holding Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course, and the Holding Company shall not, directly or indirectly, make any Restricted Payment, until the Put/Call Price shall have been paid in full in immediately available funds;

             (c) the Holding Company shall furnish to each holder of Put Securities an Officers' Certificate specifying (i) the nature of the event or condition on account of which the Holding Company is so precluded from making such payment, (ii) the action that the Holding Company is taking to remedy such failure (including the action which the Holding Company is taking to obtain financing for the payment of the Put/Call Price and/or to obtain all necessary consents and waivers) and (iii) the date, which shall not be later than 12 months following the originally scheduled Put Closing Date, on which the Put/Call Price shall be paid in full in immediately available funds, it being agreed that if, on any date subsequent to the originally scheduled Put Closing Date, the Holding Company is able to pay the unpaid balance of the Put/Call Price (or any portion thereof) without causing any such violation, then the Holding Company immediately shall notify each holder of any Put Securities and shall pay (pro rata as aforesaid) such unpaid balance (or the largest portion thereof that may be so paid) in immediately available funds;

             (d) from and after the originally scheduled Put Closing Date, until the Put/Call Price shall have been paid in full in immediately available funds, the unpaid balance of the Put/Call Price shall bear interest at 18% per annum (compounded semi-annually), which interest shall, to the extent permitted by law, be due and payable to the holders of the Put Securities (pro rata as aforesaid) monthly in arrears on the last day of each month, commencing on the first such date following the originally scheduled Put Closing Date, and on the date on which any portion (or all) of the unpaid balance of the Put/Call Price is paid; and

             (e) unless earlier paid in full, the Put/Call Price shall be paid in full in immediately available funds not later than 12 months following the originally scheduled Put Closing Date.

   The Required Holders of the Put Securities may revoke any Put Notice at any time prior to payment in full of the amount due to such holder in connection therewith, without prejudice to such holder's rights under this section 12.

         12.6.    Successive Changes of Control, etc.  The provisions of this section 12 are applicable to successive Changes of Control. No failure on the part of any holder of any Put Securities to exercise any right under this section 12 arising on account of any Change of Control shall affect or impair any right of such holder arising on account of any subsequent Change of Control or any other right of such holder under any of the Operative Documents. The covenants contained in this section 12 shall survive the payment, prepayment and/or replacement of any Notes and any merger, consolidation, recapitalization, sale of assets or other similar transaction or event involving the Holding Company and/or any of its Subsidiaries.

         12.7. No Limitation on the Holding Company. The Holding Company is not now and, without the consent of the Required Holders of the Put Securities and Call Securities, the Holding Company shall not be or become bound by any agreement or other contractual restriction other than the Fleet Bank Documents which prohibits, limits or delays (or could reasonably be expected to prohibit, limit or delay) the performance of its obligations under this section 12.

    13. Board Visitation Rights. The Required Holders of the Warrants and Warrant Shares shall have the right, as a group, to appoint one representative who shall: (a) receive notice of all meetings (both regular and special and including any executive or "private" session) of the board of directors (or other governing body) of the Holding Company and of each of its Subsidiaries and each committee of any such board (such notice to be delivered or mailed as specified in section 23 at the same time as notice is given to the members of any such board and/or committee but in no event later than seven days prior to the date of such meeting (or 48 hours in the case of telephone meetings)); (b) be entitled to attend (or, in the case of telephone meetings, monitor) all such meetings;
   (c) receive all notices, information and reports which are furnished to the members of any such board and/or committee at the same time and in the same manner as the same is furnished to such members; (d) be entitled to participate in all discussions conducted at such meetings and (e) receive as soon as available (but in any event not later than 30 days after such meeting) copies of the minutes of all such meetings. If any action is proposed to be taken by any such board and/or committee by written consent in lieu of a meeting, the Holding Company will, or will cause the applicable Subsidiary to, give written notice thereof to such representative, which notice shall describe in reasonable detail the nature and substance of such proposed action and shall be delivered not less than seven Business Days (or 48 hours in the case of telephone meetings) prior to the date upon which such action is proposed to be taken. The Holding Company will, or will cause the applicable Subsidiary to, furnish such representative with a copy of each such written consent not later than five days after it has been signed by its last signatory. Such representative shall not constitute a member of any such board and/or committee and shall not be entitled to vote on any matters presented at meetings of any such board and/or committee or to consent to any matter as to which the consent of any such board and/or committee shall have been requested. The board of directors of the Holding Company shall meet not less frequently than semi-annually. The Holding Company will pay the reasonable out-of-pocket expenses of such representative incurred in connection with attending such meetings and/or exercising any rights hereunder.

    14. Covenants of the Companies. From and after the date of this Agreement, and thereafter so long as any of the Notes shall remain outstanding, the Holding Company and the Operating Company will duly perform and observe, for the benefit of the holders of the Notes, each and all of the covenants and agreements applicable to it as hereinafter set forth:

         14.1. Books of Record and Account; Reserves. Each of the Companies will, and will cause each of its Subsidiaries to (a) at all times keep proper books of record and account in which full, true and correct entries shall be made of its transactions in accordance with GAAP and (b) set aside on its books from its earnings for each fiscal year all such proper reserves as shall be required in accordance with GAAP in connection with its business.

         14.2. Payment of Taxes; Existence; Maintenance of Properties; Compliance with Laws; Lines of Business; Proprietary Rights. Each of the Companies will, and will cause each of its Subsidiaries to:

             (a) pay and discharge promptly as they become due and payable all taxes, assessments and other governmental charges or levies imposed upon it or its income or upon any of its property, as well as all claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a Lien upon its property; provided that no such Person shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if it shall have set aside on its books such reserves, if any, with respect thereto as are required by GAAP; provided, further, that the Operating Company will, and will cause each of its Subsidiaries to, pay or bond over any such tax, assessment, charge, levy or claim prior to the commencement of any proceeding to foreclose any Lien securing the same;

             (b) do or cause to be done all things necessary to preserve and keep in full force and effect its existence;

             (c) maintain and keep its material properties in good repair, working order and condition, so that the business carried on in connection therewith may be properly and advantageously conducted at all times;

             (d) comply in all material respects with all applicable laws, statutes, rules, regulations and orders of, and all applicable restrictions imposed by, all governmental authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, all Environmental Laws); provided that no such Person shall be required by reason of this section 14.2(d) to comply therewith at any time while it shall be contesting its obligation to do so in good faith by appropriate proceedings promptly initiated and diligently conducted, and if it shall have set aside on its books such reserves, if any, with respect thereto as are required by GAAP;

             (e) engage only in the Business (and other related businesses) and conduct substantially all its business and keep substantially all its property in the United States of America; and

             (f) own or have a valid license for all material Proprietary Rights and Licenses used by it in the conduct of the Business.

         14.3. Insurance. The Operating Company will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers, insurance with respect to its properties and businesses against casualties and contingencies of the kinds customarily insured against by Persons of established reputation engaged in the same or a similar business and similarly situated, in such amounts and by such methods as shall be customary for such Persons and reasonably deemed adequate by the Operating Company; provided that such insurance shall be in amounts not less than those maintained by the Operating Company on the date hereof.

         14.4. Limitation on Discount or Sale of Receivables. The Operating Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, discount or sell any of their accounts receivable, except that the Operating Company and any Subsidiary of the Operating Company may offer discounts in the ordinary course of business and settle doubtful accounts in the ordinary course of business.

         14.5. Limitation on Funded Debt and Current Debt. The Operating Company will not, and will not permit any of its Subsidiaries to, be liable or create, assume, incur, guarantee, or in any manner become liable, contingently or otherwise, in respect of any Funded Debt or Current Debt other than:

             (a)  in the case of the Operating Company:

                  (i)  Funded Debt evidenced by the Notes;

                  (ii) Funded Debt and/or Current Debt under the Fleet Bank
             Agreement, provided that the aggregate outstanding principal amount thereof, including, without limitation, all amounts due (contingently or otherwise) in respect of reimbursement obligations under letters of credit, interest rate protection agreements or similar instruments (and all related reimbursement agreements) does not exceed the greater of (A) $75,000,000, minus the aggregate amount of all principal payments made thereon from time to time (other than any principal payment made under the revolving credit facility established thereunder which may be reborrowed under such facility), and (B) four times Consolidated EBITDA for the most recently completed four consecutive fiscal quarters of the Operating Company;

                  (iii) Funded Debt and/or Current Debt outstanding on the Closing Date and specified on Exhibit 5.9 attached hereto, provided that the aggregate outstanding principal thereof does not exceed at any time the amount outstanding on the Closing Date minus the aggregate amount of all principal payments made thereon from time to time;

                  (iv) Funded Debt and Current Debt in respect of Capital
             Leases, provided that the aggregate liabilities of the Operating Company with respect thereto do not exceed at any time $1,000,000;

                  (v) Funded Debt and Current Debt under (A) any Permitted Derivative Transaction, (B) performance bonds or trade letters of credit (or reimbursement obligations in respect thereof) issued in the ordinary course of business, (C) letters of credit issued to secure workers' compensation insurance and/or (D) any bank overdraft that is repaid within three Business Days;

                  (vi) additional Funded Debt and/or Current Debt not
             otherwise permitted under this section 14.5(a), provided that:

                       (A) the aggregate outstanding principal amount of Funded Debt and/or Current Debt permitted by this clause
                  (vi) does not exceed at any time $3,000,000; and

                       (B) both at the time of and immediately after giving effect to the incurrence of any such Funded Debt and/or Current Debt and the retirement of any Funded Debt and/or Current Debt which is concurrently being retired, no Default or Event of Default shall exist;

                  (vii) Funded Debt and/or Current Debt not otherwise permitted under this section 14.5(a), provided that:

                       (A) both at the time of and immediately after giving effect to the incurrence of such Funded Debt and/or Current Debt and the retirement of any other Funded Debt and/or Current Debt which is concurrently being retired, no Default or Event of Default shall exist; and

                       (B) immediately after giving effect to the incurrence of such Funded Debt and/or Current Debt and the retirement of any other Funded Debt and/or Current Debt which is concurrently being retired:

                           (1) the Pro Forma Consolidated Leverage Ratio does not exceed 4.50 to 1.00; and

                           (2) the Pro Forma Consolidated Fixed Charges Coverage Ratio shall not be less than 2.50 to 1.00; and

                  (viii) Funded Debt and/or Current Debt incurred to extend, refinance, refund or renew (the "Refinancing Debt") any other outstanding Funded Debt and/or Current Debt permitted under this section 14.5(a) (the "Refinanced Debt"), provided that:

                       (A) the aggregate outstanding principal amount of the Refinancing Debt shall not at any time exceed (1) that of the Refinanced Debt immediately prior to such refinancing or (2) in the case of any extensions, refinancings, refundings or renewals of the Funded Debt and Current Debt under the Fleet Bank Agreement or any Refinancing Debt thereof, the amount permitted under section 14.5(a)(ii);

                       (B) the scheduled final maturity date of the Refinancing Debt is not earlier than that of the Refinanced Debt;

                       (C) the Weighted Average Life to Maturity of the Refinancing Debt is not less than that of the Refinanced Debt;

                       (D) the Refinancing Debt has a ranking which is not senior to that of the Refinanced Debt and, without limiting the generality of the foregoing, in the event that the Refinanced Debt is Junior Subordinated Debt, then the subordination provisions applicable to the Refinancing Debt must have been approved in writing by the Required Holders of the Notes, which approval may not be unreasonably withheld;

                       (E) the Refinancing Debt bears interest at market rates prevailing at its date of issuance;

                       (F) the other terms and conditions of the Refinancing Debt are not more restrictive in any material respect upon the Operating Company and its Subsidiaries nor more adverse in any material respect to the interests of any holder of any of the Securities than those of the Refinanced Debt; and

                       (G) other than in the case of any extension, refinancing, refunding or renewal of the Funded Debt and Current Debt under the Fleet Bank Agreement or any Refinancing Debt therefor, both at the time of and immediately after giving effect to the incurrence of the Refinancing Debt and the retirement of the Refinanced Debt, no Default or Event of Default shall exist; and

             (b)  in the case of any Subsidiary of the Operating Company:

                  (i)  Funded Debt evidenced by the Note Guarantees; and

                  (ii) Guarantees of Funded Debt and Current Debt under the
             Fleet Bank Agreement which is permitted under section 14.5(a)(ii) and Guarantees of any Refinancing Debt incurred to extend, refinance, refund or renew any Funded Debt and/or Current Debt under the Fleet Bank Agreement which is permitted under section 14.5(a)(viii).

        The Company shall not incur any Indebtedness that would cause the Notes to be "expressly subordinated in right of payment to a substantial amount of unsecured indebtedness," within the meaning of section 279 of the Code and the regulations promulgated thereunder.

        For purposes of this section 14.5, any Person becoming a Subsidiary of the Operating Company after the date hereof shall be deemed, at the time it becomes a Subsidiary, to have incurred all of its then outstanding Funded Debt and Current Debt, and any Person extending, refinancing, refunding or renewing any Funded Debt or Current Debt shall be deemed to have incurred such Funded Debt or Current Debt, as the case may be, at the time of such extension, refinancing, refunding or renewal.

         14.6.    Limitation on Restricted Investments and Restricted
   Payments.

             (a) The Operating Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, at any time, authorize, declare or make, or incur any liability to make, any Restricted Investment or any Restricted Payment, unless in each case both at the time of and after giving effect to such action:

                  (i) the sum of (x) the aggregate value of all Restricted Investments of the Operating Company and its Subsidiaries (valued, in the manner provided in section 14.6(f), immediately after such action) plus (y) the aggregate amount of all Restricted Payments of the Operating Company and its Subsidiaries, declared or made during the period commencing on the Closing Date and ending on the date such action is taken, would not exceed the sum of:

                       (A) 50% of Consolidated Net Income (minus 100% of losses) for the period commencing on the first day of the first fiscal quarter of the Operating Company which begins after the Closing Date and ending on the last day of the most recently completed fiscal quarter of the Operating Company immediately prior to the date such action is taken (the "Test Period"), plus

                       (B) 50% of the aggregate amount of Net Proceeds of Capital Stock for the Test Period; and

                  (ii) no Default or Event of Default would exist.

             (b) The Operating Company will not, and will not permit any of its Subsidiaries to, authorize a Restricted Payment that is not payable within 60 days of authorization.

             (c) The Operating Company will not, and will not permit any of its Subsidiaries to, enter into or be or become bound by any agreement which encumbers or restricts, or create or otherwise cause or suffer to exist or become effective any encumbrance or restriction upon, the right or ability of any Subsidiary of the Operating Company to:

                  (i) pay dividends or make any other distribution on its Shares (or any participation in its profit) owned by the Operating Company or any other Subsidiary of the Operating Company;

                  (ii) pay any Indebtedness owed to the Operating Company or any other Subsidiary of the Operating Company;

                  (iii) make loans or advances to or Investments in the Operating Company or any other Subsidiary of the Operating Company; or

                  (iv) transfer any of its properties or assets to the
             Operating Company or any other Subsidiary of the Operating
             Company.

             (d) Notwithstanding the provisions of section 14.6(a), the Operating Company and its Subsidiaries may:

                  (i) pay dividends in cash to the Holding Company solely for the purpose of making payments in cash to purchase Shares of the Holding Company (or options to acquire such Shares) from any employee of the Operating Company or one of its Subsidiaries upon the termination of such employee's employment, provided that (A) the aggregate amount of such dividends paid during any fiscal year of the Operating Company does not exceed $200,000,
             (B) both at the time of and immediately after giving effect to each such dividend, no Default or Event of Default shall exist and (C) all such dividends shall be deemed to have been Restricted Payments and shall be counted for purposes of all subsequent computations pursuant to section 14.6(a);

                  (ii) make payments in cash on Junior Subordinated Debt out of the proceeds of any Refinancing Debt incurred to refinance or refund such Junior Subordinated Debt, provided that such refinancing or refunding is permitted under section
             14.5(a)(viii) and under any terms of subordination applicable thereto;

                  (iii) pay dividends in cash to the Holding Company in lieu of paying income taxes, provided such payments are made pursuant to a tax sharing agreement or arrangement permitted under section 14.8; and

                  (iv) pay dividends in cash to the Holding Company solely
             for the purpose of making the cash interest payments required to be made on the Holding Company's 10% Convertible Subordinated Debentures due 2004, provided that (A) the aggregate amount of such dividends during any fiscal year of the Operating Company does not exceed the lesser of (1) $1,100,000 and (2) 10% of the then aggregate outstanding principal amount of such 10% Convertible Subordinated Debentures due 2004, (B) both at the time of and immediately after giving effect to each such dividend, no Default or Event of Default shall exist and (C) all such dividends shall be deemed to have been Restricted Payments and shall be counted for purposes of all subsequent computations pursuant to section 14.6(a).

             (e) Each Person which becomes a Subsidiary of the Operating Company after the Closing Date will be deemed to have made, on the date such Person becomes a Subsidiary of the Operating Company, all Restricted Investments of such Person in existence on such date. Investments in any Person that ceases to be a Subsidiary of the Operating Company after the Closing Date (but in which the Operating Company or another Subsidiary continues to maintain an Investment) will be deemed to have been made on the date on which such Person ceases to be a Subsidiary of the Operating Company.

             (f) For purposes of this section 14.6 and for purposes of clause (k) of the definition of Permitted Investment, as of any date of determination, each Restricted Investment and each Investment made pursuant to clause (k) of the definition of Permitted Investment shall be valued at the greater of:

                    (i) the amount at which such Investment is shown on the books of the Operating Company or any of its Subsidiaries (or zero if such Investment is not shown on any such books); and

                    (ii)    either

                       (A) in the case of any Guarantee of the obligation of any Person, the amount which the Operating Company or any of its Subsidiaries has paid (or is obligated to pay) on account of such obligation less any recoupment by the Operating Company or such Subsidiary of any such payments, or

                       (B) in the case of any other Investment, the excess of (x) the greater of (1) the amount originally entered on the books of the Operating Company or any of its Subsidiaries with respect thereto and (2) the cost thereof to the Operating Company or its Subsidiary over (y) any return of capital (after income taxes applicable thereto) upon such Investment through the sale or other liquidation thereof or part thereof or otherwise.

         14.7.    Financial Covenants; Limitations on Derivative
   Transactions.

             (a) Consolidated Net Worth. The Operating Company will not permit Consolidated Net Worth on and as of the last day of any fiscal quarter of the Operating Company which commences on or after April 1, 1997 to be less than the sum of (a) $3,500,000 plus (b) an aggregate amount equal to the sum of (i) 40% of Consolidated Net Income for the period commencing on April 1, 1997 and ending on such last day (but without any adjustment for any losses during such period) and
        (ii) 50% of the aggregate amount of Net Proceeds of Capital Stock for such period.

             (b) Fixed Charges Coverage Ratio. The Operating Company will not permit the Consolidated Fixed Charges Coverage Ratio on and as of the last day of any fiscal quarter of the Operating Company ended during any period specified below to be less than the applicable ratio specified below:

                  Period                                      Ratio

         From and after July 1, 1997
            through and including December 31, 1997         2.00 to 1.00
         From and after January 1, 1998                     2.25 to 1.00;

        provided that the Consolidated Fixed Charges Coverage Ratio for the period of four fiscal quarters ended on September 30, 1997 and December 31, 1997 will be calculated using the actual Fixed Charges of the Operating Company and its Subsidiaries during the period commencing on April 1, 1997 and ending on each such date multiplied by (i) for the period ended on September 30, 1997, 2.0, and (ii) for the period ended on December 31, 1997, 1.4. Not later than September 30, 1997, the Operating Company shall deliver to the holders of the Notes an Officers' Certificate setting forth a calculation of Consolidated EBITDA for the fiscal quarter ended on March 31, 1997 which amount shall be calculated in the same manner in which the amounts specified on Exhibit 15.1 attached hereto were calculated.

             (c) Derivative Transactions. The Operating Company will not, and will not permit any of its Subsidiaries to, enter into any Derivative Transaction other than a Permitted Derivative Transaction.

         14.8. Tax Consolidation. The Operating Company will not consent to or permit the filing of or be a party to any consolidated income tax return on behalf of itself or any of its Subsidiaries with any Person (other than a consolidated return of the Operating Company and its own Subsidiaries) except pursuant to a tax sharing agreement or arrangement

             (a) which takes appropriate account of any tax benefits (whether arising from a net operating loss, capital loss, deduction, credit or otherwise) accruing to the other members of the affiliated group (as such term is defined in section 1504(a) of the Code) as a result of the inclusion of the Operating Company and its Subsidiaries in such group's consolidated return, and

             (b) pursuant to which the Operating Company and its Subsidiaries

                  (i) will not make or agree to make any payments in respect of income taxes if and to the extent that (A) the cumulative sum of such payments made by the Operating Company and its Subsidiaries less the cumulative sum of such payments received by the Operating Company and its Subsidiaries exceeds (B) the cumulative sum of income taxes which the Operating Company and its Subsidiaries would have paid if the Operating Company and its Subsidiaries had always filed income tax returns on a consolidated basis as a separate affiliated group of corporations consisting of only the Operating Company and its Subsidiaries, and

                  (ii) shall be entitled to receive payments in respect of
             tax benefits contributed by the Operating Company and its Subsidiaries if and to the extent that (A) the cumulative sum of payments received by such group from the Operating Company and its Subsidiaries in respect of income taxes less the cumulative sum of payments made by such group to the Operating Company and its Subsidiaries in respect of income taxes exceeds (B) the additional tax liability incurred by such group as a result of the inclusion of the Operating Company and its Subsidiaries in such group's consolidated tax return.

         14.9. Limitation on Liens. The Operating Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien in respect of any property of any character of the Operating Company or any of its Subsidiaries (whether owned on the date hereof or hereafter acquired), including, without limitation, any assignment of any right to receive any income or profits or any other payment or amount, other than:

             (a) Liens securing Indebtedness of any Subsidiary owing to the Operating Company or to a Wholly-Owned Subsidiary;

             (b) Liens (other than any Lien created by any Environmental Law or by Section 4068 of ERISA), charges and encumbrances which (i) are incurred in the ordinary course of business and which are incidental to the conduct of the business of the Operating Company and its Subsidiaries and the ownership of its and their property, (ii) are not incurred in connection with the borrowing of money or the obtaining of advances or credit, (iii) do not in the aggregate materially detract from the value of the property of the Operating Company or its Subsidiaries or materially impair the use thereof in the operation of its or their business and (iv) do not (and could not reasonably be expected to) materially adversely affect the rights of the holders of the Notes, including, without limitation, but subject to the foregoing provisions of this section 14.9(b) and to all other applicable provisions of the Operative Documents:

                       (A) Liens for taxes, assessments or governmental charges or levies on property if the same shall not at the time be delinquent or thereafter can be paid without penalty or interest, or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced) are being contested in good faith and by appropriate proceedings diligently conducted and for which proper reserve or other provision has been made in accordance with GAAP;

                       (B) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens, bankers' setoff rights and other similar Liens arising in the ordinary course of business, for sums not yet due or being contested in good faith by appropriate proceedings diligently conducted and for which proper reserve or other provision has been made in accordance with GAAP;

                       (C) Liens arising in the ordinary course of business out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

                       (D) Liens arising from or upon any judgment or award, provided that (1) such judgment or award is being contested in good faith by proper appeal proceedings and only so long as execution thereon shall be stayed and (2) proper reserve or other provision has been made in accordance with GAAP;

                       (E) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and

                       (F) easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of business by the Operating Company and its Subsidiaries;

             (c) any Lien securing Funded Debt and Current Debt outstanding on the Closing Date and specified on Exhibit 5.9 attached hereto, provided that such Funded Debt and Current Debt is paid in accordance with the terms thereof as in effect on the Closing Date (without extension, refinancing, refunding, renewal or amendment, except to the extent permitted under section 14.5(a)(viii));

             (d) any Lien constituting a purchase money security interest, or other Liens of a conditional vendor, securing Indebtedness incurred to finance the acquisition and/or improvement of any real or personal property, or any Lien securing any refinancing or refunding thereof, provided that (i) no Lien permitted under this clause (d) shall extend to or cover any property other than the property so acquired, (ii) the aggregate amount of Indebtedness secured by all Liens permitted under this clause (d) shall not exceed $2,000,000 at any time and (iii) the aggregate amount of Indebtedness secured by any individual Lien permitted under this clause (d) shall not exceed at any time the lower of the fair market value of the related property at the time of its acquisition or the cost of such property;

             (e) Liens securing Funded Debt and Current Debt, including amounts due (contingently or otherwise) in respect of reimbursement obligations under letters of credit, interest rate protection agreements or similar instruments and all related reimbursement agreements, under the Fleet Bank Documents to the extent permitted under section 14.5(a)(ii) or any Refinancing Debt incurred to refinance or refund the same to the extent permitted under section 14.5(a)(viii); and

             (f) Liens in addition to those permitted under the foregoing provisions of this section 14.9, provided that the aggregate amount of Indebtedness secured thereby does not exceed $1,000,000 at any time.

         14.10. Limitation on Transactions with Affiliates. The Companies will not, and will not permit any of their respective Subsidiaries to, engage in any transaction (including, without limitation, the purchase, sale or exchange of any properties and assets or the rendering of any services) with an Affiliate of either Company or of any of their respective Subsidiaries, other than any transaction entered into in the ordinary course of business on terms no less favorable to such Company or such Subsidiary in any material respect than would be obtainable at the time in comparable transactions with a Person not such an Affiliate, provided that the Companies may pay management fees to the Consultants pursuant to the Consulting Agreement in an aggregate amount not exceeding $300,000 during any fiscal year if, both at the time of and after giving effect to any such payment, (a) no Default or Event of Default shall exist and (b) the Holding Company's repurchase obligation under section 12.2 shall not then be delayed by virtue of the operation of section 12.5.

         14.11. Limitation on Issuance of Preferred Shares and Redeemable Shares By Subsidiaries. The Operating Company will not permit any of its Subsidiaries to have any outstanding Preferred Shares or Redeemable Shares (other than Preferred Shares or Redeemable Shares owned by the Operating Company).

         14.12. Limitation on Issuance and Disposition of Shares of Subsidiaries. The Operating Company will not permit any of its Subsidiaries to (a) issue, sell or otherwise dispose of any Shares of such Subsidiary (or any securities convertible into or exercisable or exchangeable for such Shares), except to the Operating Company or to a Wholly-Owned Subsidiary of the Operating Company or (b) sell, transfer or otherwise dispose of any Shares of any other Subsidiary of the Operating Company (or any securities convertible into or exercisable or exchangeable for such Shares), except to the Operating Company or to a Wholly-Owned Subsidiary of the Operating Company, provided that nothing in this section
   14.12 shall prohibit the sale, transfer or other disposition of the Shares of any Subsidiary of the Operating Company (or any securities convertible into or exercisable or exchangeable for such Shares) owned by the Operating Company and its other Subsidiaries if (w) both before and after giving effect to such disposition, no Default or Event of Default shall exist; (x) such disposition is permitted under section 14.15,
   (y) simultaneously with such disposition, the entire Investment (whether represented by Shares, Indebtedness, claims or otherwise) of the Operating Company and its other Subsidiaries in the Subsidiary being disposed of is sold, transferred or otherwise disposed of and (z) following such disposition, the Subsidiary being disposed of shall have no continuing Investment in the Operating Company or any other Subsidiary of the Operating Company not being simultaneously disposed of.

         14.13. Limitation on Consolidation or Merger, etc. The Operating Company will not, and will not permit any of its Subsidiaries to, consolidate with or merge into any other Person or sell, lease or otherwise dispose of all or substantially all of its property in a single transaction or series of transactions to any Person or Persons (except that any Subsidiary of the Operating Company may (x) merge into, or sell, lease or otherwise dispose of all or substantially all of its property in a single transaction or series of transactions to, the Operating Company (if the Operating Company is the surviving corporation of such transaction) or a Wholly-Owned Subsidiary of the Operating Company (if the surviving corporation to such transaction is a Wholly-Owned Subsidiary of the Operating Company) or (y) sell, lease or otherwise dispose of its property in compliance with section 14.15 (other than 14.15(d)), provided that the Operating Company may consolidate with or merge into, or sell, lease or otherwise dispose of all or substantially all of its property to, any other Person so long as:

             (a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires all or substantially all of the property of the Operating Company, as the case may be (the "Successor Corporation"), shall be a Solvent corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and having all or substantially all its property in the United States of America;

             (b) if the Operating Company is not the Successor Corporation, the Successor Corporation shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and each of the other Operative Documents (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders of Notes), and the Operating Company shall have caused to be delivered to each holder of Notes an opinion of independent counsel reasonably satisfactory to the Required Holders of the Notes, to the effect that all agreements or instruments effecting such assumption are legal, valid and binding obligations of such Successor Corporation enforceable against it in accordance with their respective terms (except as such enforcement may be limited by insolvency, bankruptcy, reorganization or other laws of general application relating to the enforcement of creditors' rights or by general equity principles) and covering such other matters as the Required Holders of the Notes may reasonably request;

             (c) both before and immediately after giving effect to such transaction, no Default or Event of Default would exist; and

             (d) after giving effect to such transaction, (i) the Successor Corporation shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Operating Company immediately prior to such transaction and (ii) the Successor Corporation shall be permitted to incur at least $1.00 of additional Funded Debt or Current Debt under section 14.5(a)(vii).

   No sale, lease or other disposition by the Operating Company shall have the effect of releasing the Operating Company (or any successor corporation that shall theretofore have become such in the manner prescribed in this section 14.13) or any of its Subsidiaries from its liability under this Agreement or any of the other Operative Documents.

         14.14. Limitation on Sale-and-Leaseback Transactions. The Operating Company will not, and will not permit any of its Subsidiaries to, consummate any Sale-and-Leaseback Transaction unless:

             (a) both before and immediately after giving effect to such Sale-and-Leaseback Transaction, no Default or Event of Default shall exist;

             (b) all property sold or otherwise transferred pursuant to such Sale-and-Leaseback Transaction shall have been acquired or constructed after the Closing Date;

             (c) such Sale-and-Leaseback Transaction is consummated not more than 180 days following the date upon which the property sold or otherwise transferred in such Sale-and-Leaseback Transaction shall have been acquired or constructed; and

             (d) the Operating Company and/or any Subsidiary effecting such Sale-and-Leaseback Transaction shall receive, upon the consummation thereof, cash consideration equal to the fair market value of the property sold or otherwise transferred pursuant thereto.

         14.15. Limitation on Disposition of Property. The Operating Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, sell, lease or otherwise dispose of any of their respective properties and assets (including any right, title or interest in any property or asset), whether owned on the date hereof or hereafter acquired and whether real, personal or mixed, tangible or intangible, including, without limitation, Shares, securities or Indebtedness of any Subsidiary of the Operating Company, except:

             (a) any sale of inventory made in the ordinary course of business;

             (b) any sale of idle or obsolete equipment that is no longer used or useful in the business of the Operating Company and its Subsidiaries;

             (c)  any Sale-and-Leaseback Transaction permitted under section
        14.14;

             (d)  any transaction permitted under section 14.13; and/or

             (e) any other sale by the Operating Company and its Subsidiaries of their respective properties and assets, if, in the case of this clause (e),

                  (i) such properties and assets are sold for cash consideration equal to the fair market value of such properties and assets;

                  (ii) the aggregate net book value of properties and assets sold pursuant to this clause (e) during any fiscal year of the Operating Company does not exceed $500,000; and

                  (iii) both before and immediately after giving effect to such sale, no Default or Event of Default shall exist;

        provided that, if the proceeds of a sale made pursuant to this clause
        (e) (net of all costs and out-of-pocket expenses in connection therewith) are applied within 180 days of the consummation of such sale to (x) the purchase by the Operating Company (or the Subsidiary effecting such sale) of other property and assets used and useful in the ordinary course of business of the Operating Company or such Subsidiary, (y) the prepayment (and permanent reduction) of the Funded Debt under the Fleet Bank Agreement (or any Refinancing Debt incurred to refinance or refund such Funded Debt) or (z) the prepayment of the Notes pursuant to section 9.2, then, from and after the date such net proceeds are so applied, such sale shall be disregarded for purposes of any subsequent computation under this clause (e).

         14.16. Modification of Certain Documents, Agreements and Instruments. The Holding Company will not, and will not permit any of its Subsidiaries to:

             (a) file any resolution of its board of directors (or other governing body) with the Secretary of State of the jurisdiction of its organization to establish or create a series of Preferred Shares or a separate class of equity securities;

             (b) have a fiscal year which ends on any date other than December 31;

             (c) amend, modify, supplement or waive any term, condition or provision of its Organizational Documents or any of the agreements, documents or instruments referred to in section 4.3 (other than the Fleet Bank Documents as to which the following section 14.16(d) applies) or enter into any agreement, document or instrument or transaction, if the effect thereof is, or could reasonably be expected to be, adverse to the interests of any holder of any of the Notes or to impose restrictions upon the Holding Company or any of its Subsidiaries that are more restrictive in any material respect than those set forth in its Organizational Documents or such other agreements, documents and instruments as in effect on the Closing Date; or

             (d) amend, supplement, modify or waive any term of the Fleet Bank Documents (or the documents related to any Refinancing Debt therefor) unless after giving effect thereto the terms of the Fleet Bank Documents (or the documents related to any Refinancing Debt therefor) are not more restrictive in any material respect upon the Holding Company and its Subsidiaries nor more adverse in any material respect to the interests of any holder of any of the Securities.

         14.17.   Further Assurances; Note Guarantees.

             (a) From time to time hereafter, the Operating Company will execute and deliver, or will cause to be executed and delivered, such additional agreements, documents and instruments and will take all such other actions as any holder or holders of the Notes may reasonably request for the purpose of implementing or effectuating the provisions of the Operative Documents.

             (b) Without limiting the generality of the foregoing, the Operating Company shall cause each Significant Subsidiary to deliver a Note Guarantee to each holder of any Notes not later than 10 days following the first day upon which such Subsidiary shall constitute a Significant Subsidiary, provided that, if the Operating Company at any time or from time to time shall elect to organize or acquire any Subsidiary, then and in each such case the Operating Company will promptly (but in any event not later than 20 days prior to consummating any such transaction) notify each holder of Securities and, if, upon the consummation of such transaction such Subsidiary shall constitute a Significant Subsidiary, the Operating Company will cause such Subsidiary, not later than the date upon which such transaction is consummated, to execute and deliver a Note Guarantee to each holder of any Notes. At the time any Note Guarantees are delivered to the holders of Notes pursuant to this section 14.17, the Operating Company shall also cause to be delivered to such holders an opinion of independent counsel reasonably satisfactory to the Required Holders of the Notes to the effect that such Note Guarantees have been duly authorized, executed and delivered by the applicable Significant Subsidiary and that such Note Guarantees constitute the legal, valid and binding obligations of such Significant Subsidiary enforceable against it in accordance with its terms and covering such other matters as the Required Holders of the Notes may reasonably request.

         14.18.   Certain Additional Covenants of the Holding Company.

             (a) The Holding Company will not, and will not permit any of its Subsidiaries to, be liable or create, assume, incur, guarantee, or in any manner become liable, contingently or otherwise, in respect of any Funded Debt or Current Debt, unless both at the time of and immediately after giving effect to the incurrence of such Funded Debt and/or Current Debt and the retirement of any other Funded Debt and/or Current Debt which is concurrently being retired:

                  (i)  no Default or Event of Default shall exist; and

                  (ii) the ratio of (A) Total Debt of the Holding Company and its Subsidiaries outstanding on such date (including all Funded Debt and Current Debt the incurrence of which gives rise to the need for such determination) to (B) EBITDA of the Holding Company and its Subsidiaries for the period of four consecutive fiscal quarters of the Holding Company ending on, or most recently ended prior to, such date (calculated on a pro forma basis to give effect as of the first day of such period to the incurrence of all Funded Debt and Current Debt giving rise to the need for such determination and the retirement of any Funded Debt and/or Current Debt which is concurrently being retired), all determined on a consolidated basis in accordance with GAAP, does not exceed 5.00 to 1.00.

             (b) The Holding Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, at any time, authorize, declare or make, or incur any liability to make, any Restricted Investment or any Restricted Payment, unless, in each case both at the time of and immediately after giving effect to such action:

                  (i) the sum of (x) the aggregate value of all Restricted Investments of the Holding Company and its Subsidiaries (valued, in the manner provided in section 14.6(f), immediately after such action (all references in section 14.6(f) to Operating Company being deemed, for purposes of this section 14.18(b), to refer to the Holding Company)) plus (y) the aggregate amount of all Restricted Payments of the Holding Company and its Subsidiaries, declared or made during the period commencing on the Closing Date and ending on the date such action is taken, would not exceed 75% of Net Income (minus 100% of losses) of the Holding Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP for the period commencing on the first day of the first fiscal quarter of the Holding Company which begins after the Closing Date and ending on the last day of the most recently completed fiscal quarter of the Holding Company immediately prior to the date such action is taken; and

                  (ii) no Default or Event of Default would exist.

             (c) The Holding Company will not consolidate with or merge into, or sell, lease or otherwise dispose of all or substantially all of its property in a single transaction or a series of transactions to, any other Person unless:

                  (i) the successor formed by such consolidation or the survivor of such merger or the Person that acquires all or substantially all of the property of the Holding Company, as the case may be (the "Survivor") shall be a Solvent corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and having all or substantially all its property in the United States of America;

                  (ii) if the Holding Company is not the Survivor, the
             Survivor shall have executed and delivered to each holder of Securities its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and each of the other Operative Documents (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders of each class of the Securities), and an opinion of independent counsel reasonably satisfactory to the Required Holders of each class of the Securities, to the effect that all agreements or instruments effecting such assumption are legal, valid and binding obligations of such Survivor enforceable against it in accordance with their respective terms (except as such enforcement may be limited by insolvency, bankruptcy, reorganization or other laws of general application relating to the enforcement of creditors' rights or by general equity principles) and covering such other matters as the Required Holders of each class of the Securities may reasonably request;

                  (iii) both before and immediately after giving effect to such transaction, no Default or Event of Default would exist; and

                  (iv) immediately after giving effect to such transaction
             (A) the Survivor shall have a Net Worth equal to or greater than the Net Worth of the Holding Company immediately prior to such transaction and (B) the Survivor shall be permitted to incur at least $1.00 of additional Funded Debt or Current Debt under section 14.18(a).

             (d) All calculations of EBITDA, Net Income and Net Worth for purposes of this section 14.18 shall be made in a manner consistent with the calculations of Consolidated EBITDA, Consolidated Net Income and Consolidated Net Worth (including the adjustments thereto set forth in the proviso contained in the definitions of Consolidated EBITDA, Consolidated Net Income and Consolidated Net Worth).

             (e) The consummation of any transaction permitted under section 14.18(c) may, notwithstanding compliance with the provisions thereof, constitute a Change of Control.

    15. Definitions. Note: Bracketed items are cross-references to the section or sections of this Agreement in which the specified definitions are used; they appear for purpose of convenience only and do not affect the meaning of such definitions.

         15.1. Definitions of Capitalized Terms. The terms defined in this section 15.1, whenever used in this Agreement, shall, unless the context otherwise requires, have the following respective meanings:

        "Acquisition" shall mean (a) the acquisition by the Operating Company of all of the outstanding Shares of Old Game Time, and of all outstanding securities, convertible into and exercisable or exchangeable for Shares of Old Game Time and (b) the contemporaneous merger of Old Game Time with and into the Operating Company, pursuant to the Acquisition Documents.

        "Acquisition Agreement" shall mean the Amended and Restated Stock Purchase Agreement dated as of March 13, 1997 by and among the Operating Company, Old Game Time, Ross D. Siragusa, Jr., John R. Siragusa and Richard D. Siragusa.

        "Acquisition Documents" shall mean the Acquisition Agreement, the Merger Agreement and the other agreements, documents and instruments related thereto, including, without limitation, the Seller Note.

        "Affiliate" of any Person shall mean any other Person which, directly or indirectly, controls or is controlled by or is under common control with such first-mentioned Person, or any individual, in the case of a Person who is an individual, who has a relationship by blood, marriage or adoption to such first-mentioned Person not more remote than first cousin, and, without limiting the generality of the foregoing, shall include (a) any Person beneficially owning or holding, directly or indirectly, 5% or more of any class of Voting Stock or other Shares of such first-mentioned Person, (b) any Person of which such first-mentioned Person owns or holds, directly or indirectly, 5% or more of any class of Voting Stock or other Shares and (c) any director or officer of such first-mentioned Person; provided that, for purposes hereof, in no event shall you or any other institutional holder of Securities be deemed to be an Affiliate of the Holding Company, the Operating Company or any of their respective Subsidiaries. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock or by contract or otherwise.

        "Bridge Note" shall have the meaning specified in section 4.3.

        "Business" shall have the meaning specified in section 5.4.

        "Business Day" shall mean any day other than a Saturday, Sunday or other day which shall be in Boston, Massachusetts or Janesville, Wisconsin a legal holiday or a day on which banking institutions therein are authorized by law to close.

        "Call Closing Date," "Call Notice" and "Call Option" shall have the respective meanings specified in section 12.3.

        "Call Securities" shall have the meaning specified in section 12.1.

        "Capital Lease" shall mean any lease or similar arrangement which is of such a nature that payment obligations of the lessee or obligor thereunder are required to be capitalized and shown as liabilities upon a balance sheet of such lessee or obligor prepared in accordance with GAAP or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet.

        "Change of Control" shall mean and shall be deemed to have occurred if at any time for whatever reason:

             (a) any Person (other than any member of the Initial Investor Group), together with "affiliates" and "associates" of such Person, within the meaning of Rule 12b-2 of the Commission under the Exchange Act, shall acquire control or beneficial ownership (including beneficial ownership resulting from the formation of a "group" within the meaning of Rule 13d-5 of the Commission under the Exchange Act) of more than 33% of the Shares of any class of Voting Stock of the Holding Company; or

             (b) the Holding Company ceases to own and control beneficially and of record all of the outstanding Shares of the Operating Company and all securities convertible into or exercisable or exchangeable for such Shares; or

             (c) all or substantially all the assets of the Operating Company shall have been sold, leased or otherwise disposed of (directly or indirectly, through one or more transactions whether or not concurrent).

        "Closing" and "Closing Date" shall have the respective meanings specified in section 3.

        "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

        "Commission" shall mean the Securities and Exchange Commission or any other federal agency from time to time administering the Securities Act and/or the Exchange Act.

        "Companies" and "Company" shall have the respective meanings specified in section 1.

        "Consolidated EBITDA" [14.5], "Consolidated Fixed Charges", "Consolidated Net Income" [14.7], "Consolidated Net Worth" [14.7, 14.13], "Consolidated Rental Obligations", "Consolidated Total Assets" and "Consolidated Total Debt" shall mean the EBITDA, Fixed Charges, Net Income, Net Worth, Rental Obligations, Total Assets and Total Debt, as the case may be, of the Operating Company and its Subsidiaries (whether or not ordinarily consolidated in consolidated financial statements of the Operating Company and Subsidiaries), all consolidated in accordance with GAAP, and after giving appropriate effect to outside minority interests, if any, in Subsidiaries, provided that:

             (a) Consolidated EBITDA and Consolidated Net Income shall be reduced by the amount of all dividends and other distributions paid to the Holding Company except to the extent such dividends or distributions are permitted to be paid hereunder;

             (b) in determining Consolidated EBITDA and Consolidated Net Income there shall be excluded:

                  (i) the income (or loss) of any Person accrued prior to the date such Person becomes a Subsidiary of the Operating Company or is merged into or consolidated with the Operating Company or any of its Subsidiaries;

                  (ii) the income (or loss) of any Person (other than a
             Subsidiary) in which the Operating Company or any of its Subsidiaries has an ownership interest; provided, however, that
             (A) Consolidated EBITDA and Consolidated Net Income shall include amounts in respect of the income of such Person when actually received in cash by the Operating Company or such Subsidiary in the form of dividends or similar distributions and
             (B) Consolidated EBITDA and Consolidated Net Income shall be reduced by the aggregate amount of all Investments, regardless of the form thereof, made by the Operating Company or any of its Subsidiaries in such Person for the purpose of funding any deficit or loss of such Person;

                  (iii) all amounts included in computing such net income (or loss) in respect of (A) the write-up of any asset on or after December 31, 1995, including the subsequent amortization or expensing of the written-up portion of assets on account of the Acquisition or (B) the retirement of any Indebtedness or equity at less than face value after December 31, 1995;

                  (iv) extraordinary and nonrecurring gains;

                  (v) the income of any Subsidiary of the Operating Company to the extent the payment of such income in the form of a dividend or repayment of Indebtedness to the Borrower or a Wholly-Owned Subsidiary of the Operating Company is not permitted, whether on account of any restriction in any Organizational Document of, or any agreement, instrument, deed or lease or any law, statute, judgement, decree or governmental order, rule or regulation applicable to, such Subsidiary;

                  (vi) any after-tax gains or losses attributable to returned surplus assets of any Plan;

                  (vii) the write off after the Closing Date of capitalized financing costs incurred prior to the Closing Date;

                  (viii) any deferred or other credit representing the excess of the equity in any Subsidiary of the Operating Company at the date of acquisition thereof over the cost of the investment in such Subsidiary;

                  (ix) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during the same period;

                  (x) any aggregate net gain (but not any aggregate net loss) arising from the sale, conversion, exchange or other disposition of capital assets, including, without limitation,
             (A) all non-current assets and, without duplication, (B) the following, whether or not current: (1) fixed assets, whether tangible or intangible, (2) all inventory sold in conjunction with the disposition of fixed assets and (3) all Shares or other securities;

                  (xi) any net gain from the collection of any proceeds of
             life insurance policies;

                  (xii) any gain arising from the acquisition of any Shares or other securities or the extinguishment, under GAAP, of any Indebtedness, of the Operating Company or any Subsidiary of the Operating Company;

                  (xiii) any Net Income or gain (but not any net loss) from (A) any change in accounting principles in accordance with GAAP, (B) any prior period adjustments resulting from any change in accounting principles in accordance with GAAP and (C) any discontinued operations or the disposition thereof;

                  (xiv) any portion of Net Income that cannot be freely converted into United States Dollars;

                  (xv) any other non-cash gain included in the Net Income of any such Person;

             (c) Consolidated Net Worth shall be reduced by the amount by which stockholders' equity of the Operating Company and its Subsidiaries has been increased after December 31, 1995 by the items described in subclauses (i) through (xv) of the foregoing clause (b) or by goodwill; and

             (d) Consolidated EBITDA for periods prior to the Closing Date shall be the amounts indicated on Exhibit 15.1 attached hereto.

        "Consolidated Fixed Charges Coverage Ratio" [14.7] shall mean, on any date, the ratio of (a) the sum of (i) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Operating Company ending on such date, plus (ii) one-third of Consolidated Rental Obligations in respect of leases (other than Capital Leases) for such period to
   (b) Consolidated Fixed Charges for such period.

        "Consultants" shall mean Glencoe Investment Corporation and Desai Capital Management Incorporated.

        "Consulting Agreement" shall mean the Management Consulting Agreement dated February 16, 1996 between the Holding Company, the Operating Company and the Consultants.

        "Consulting Agreement Side Letter" shall have the meaning specified in section 4.3.

        "Current Debt" of any Person shall mean, at any date, without duplication of amounts, (a) all Indebtedness for borrowed money or in respect of Capital Leases or the deferred purchase price of property (including, without limitation, all Indebtedness of the kind referred to in clauses (b), (c), (d) and (e) of the definition of Indebtedness), whether or not interest bearing and whether secured or unsecured, of such Person at such date which would, in accordance with GAAP, be classified as short-term Indebtedness at such date, but specifically excluding the current maturities of such Person's Funded Debt and (b) all Guarantees by such Person at such date of Current Debt of others.

        "Default" shall mean any condition or event which constitutes or, after notice or lapse of time or both, would constitute an Event of Default.

        "Derivative Transactions" shall mean (a) any rate, basis, commodity, currency, debt or equity swap, (b) any cap, collar or floor agreement,
   (c) any rate, basis, commodity, currency, debt or equity exchange or forward agreement, (d) any rate, basis, commodity, currency, debt or equity option, (e) any other similar agreement, (f) any option to enter into any of the foregoing, (g) any master agreement or other agreement providing for any of the foregoing and (h) any combination of any of the foregoing.

        "Disclosure Documents" shall have the meaning specified in section
   5.4.

        "EBITDA" of any Person shall mean, for any period, the Net Income of such Person for such period after restoring thereto amounts deducted for
   (a) Interest Charges, (b) taxes in respect of income and profits,
   (c) depreciation and amortization, and (d) all other non-cash charges, determined in accordance with GAAP.

        "Environmental Laws" shall mean any law, statute, rule, regulation or other governmental standard or requirement relating or pertaining to (a) the generation, manufacture, management, handling, use, sale, transportation, treatment, storage, disposal, delivery, discharge, release or emission of any waste, pollutant or toxic, hazardous or other substance, or (b) any other act, omission or condition affecting or involving the environment or air or water pollution or soil or groundwater contamination.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and rulings thereunder.

        "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) that, together with the Holding Company or the Operating Company, would be treated as a single employer under section 4001(b) of ERISA, or that is a member of a group of which the Holding Company or the Operating Company is a member and that is a controlled group within the meaning of section 4971(e)(2)(B) of the Code.

        "Event of Default" shall have the meaning specified in section 16.1.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

        "Fair Value" shall have the meaning specified in the Warrants.

        "Fixed Charges" of any Person shall mean, for any period, the sum (without duplication of amounts) of (a) all Interest Charges of such Person for such period, and (b) one-third of all Rental Obligations of such Person for such period in respect of leases other than Capital Leases, in each case determined in accordance with GAAP.

        "Fleet Bank Agreement" shall mean the Credit Agreement dated as of March 13, 1997 among the Operating Company, Fleet National Bank, as Agent, and Fleet National Bank and certain other lenders, as from time to time in effect.

        "Fleet Bank Documents" shall mean the Fleet Bank Agreement and the other agreements, documents and instruments related thereto.

        "Funded Debt" of any Person shall mean, at any date, without duplication of amounts, (a) all Indebtedness for borrowed money or in respect of Capital Leases or the deferred purchase price of property (including, without limitation, all Indebtedness of the kind referred to in clauses (b), (c), (d) and (e) of the definition of Indebtedness), whether or not interest-bearing, of such Person which would, in accordance with GAAP, be classified as long-term Indebtedness at such date, but in any event including all such Indebtedness, whether secured or unsecured, of such Person which matures (or which, pursuant to the terms of a revolving credit agreement or otherwise, is directly or indirectly renewable or extendible at the option of such Person for a period ending) more than one year after the date of the creation thereof, notwithstanding the fact that payments in respect thereof (whether installment, serial maturity or sinking fund payments or otherwise) are required to be made by such Person not more than one year after the date as of which the amount of Funded Debt is being determined, other than any amount thereof which is at the time included in Current Debt of such Person, and (b) all Guarantees by such Person at such date of Funded Debt of others.

        "GAAP" shall mean generally accepted accounting principles as in effect in the United States from time to time, consistently applied.

        "GreenGrass Capital" shall mean GreenGrass Capital, LLC, a Delaware limited liability company.

        "GreenGrass Holdings" shall mean GreenGrass Holdings, a Delaware general partnership.

        "Guarantee" of any Person shall mean, at any date, any obligation of such Person at such date guaranteeing, directly or indirectly, any Indebtedness, liability or other obligation of any other Person in any manner, but in any event including all endorsements (other than for collection or deposit in the ordinary course of business), all discounts with recourse and all obligations incurred through an agreement, contingent or otherwise, (a) to purchase the obligations of any other Person or any security therefor or to advance or supply funds for the payment or purchase of such obligations, or (b) to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell transportation or services, primarily for the purpose of enabling the obligor to make payment of such obligations or to assure the owner of such obligations against loss, regardless of the delivery or non-delivery of the property, products, materials or supplies or the furnishing or nonfurnishing of the transportation or services, or (c) to provide funds for the payment of, or obligating such Person to make, any loan, advance, capital contribution or other investment in the obligor for the purpose of assuring a minimum equity, asset base, working capital or other balance sheet condition for any date or to provide funds for the payment of any obligation, dividend or stock liquidation payment, or otherwise to supply funds to or in any manner invest in the obligor. The amount of any Guarantee shall be equal to the amount of all Indebtedness, liabilities and other obligations directly or indirectly guaranteed thereby.

        "Guarantors" shall mean the Holding Company and each of the Subsidiary Guarantors. At the time of the Closing, the only Guarantor is the Holding Company.

        "Holding Company" shall mean Swing-N-Slide Corp., a Delaware corporation.

        "Holding Company Class A Common Stock" shall mean the Common Stock, $.01 par value, of the Holding Company as constituted on the Closing Date and any Shares into which such Common Stock shall have been changed or any Shares resulting from any reclassification of such Common Stock.

        "Holding Company Class B Common Stock" shall mean the Class B Common Stock, $.01 par value, of the Holding Company as constituted on the Closing Date and any Shares into which such Class B Common Stock shall have been changed or any Shares resulting from any reclassification of such Class B Common Stock.

        "Holding Company Common Stock" shall mean the Holding Company Class A Common Stock and the Holding Company Class B Common Stock.

        "Indebtedness" of any Person shall mean, at any date, all indebtedness, liabilities and other obligations of such Person at such date (other than items of shareholders' equity) which would, in accordance with GAAP, be classified as liabilities of such Person, but in any event including (without duplication):

             (a)  all Guarantees of such Person;

             (b) all indebtedness, liabilities and other obligations secured by any Lien in respect of property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations;

             (c) all indebtedness, liabilities and other obligations of such Person arising under any conditional sale or other title retention agreement, whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property;

             (d) the amount of the obligation required to be recorded by the lessee in respect of any Capital Lease under which such Person is lessee; and

             (e) all indebtedness, liabilities and other obligations arising in connection with letters of credit, bankers acceptances or other credit enhancement facilities.

        "Indemnified Costs" and "Indemnitee" shall have the respective meanings specified in section 21.

        "Indemnified Person" shall have the meaning specified in section
   11.5.

        "Initial Investor Group" shall mean GreenGrass Holdings and its members and Affiliates as of the Closing Date.

        "Interest Charges" of any Person shall mean, for any period, the aggregate amount of all interest paid, payable or guaranteed during such period by such Person in respect of Funded Debt and Current Debt, including, without limitation, Rental Obligations on Capital Leases, and all commitment and other fees paid in respect of the Funded Debt and Current Debt under the Fleet Bank Documents or any Refinancing Debt incurred to refinance such Funded Debt and Current Debt, determined in accordance with GAAP.

        "Investment" of any Person shall mean any investment made by such Person in any other Person by stock purchase, capital contribution, loan, advance, acquisition of Indebtedness, Guarantee or otherwise.

        "Junior Subordinated Debt" shall mean unsecured Indebtedness of the Operating Company and/or any of its Subsidiaries which has been subordinated to the Notes and the Note Guarantees upon terms of subordination approved in writing by the Required Holders of the Notes.

        "Licenses" shall mean certificates of public convenience and necessity, franchises, licenses and other permits and authorizations from governmental authorities.

        "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, lien (statutory or otherwise), preference, priority, security interest, chattel mortgage or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property and any lease having substantially the same effect as any of the foregoing.

        "Material Adverse Change" shall mean a material adverse change in or effect upon any of (a) the condition (financial or otherwise), business, performance, operations, properties, profits or prospects of the Holding Company or the Operating Company or the Holding Company and its Subsidiaries taken as one enterprise, (b) the legality, validity or enforceability of this Agreement, the Securities or any of the other Operative Documents, (c) the rights and remedies of any holder of Securities with respect to the Securities or (d) the ability of the Holding Company or any of its Subsidiaries to perform its obligations under any of the Operative Documents and/or to comply with any of the terms thereof applicable to it.

        "Merger Agreement" shall mean the Plan of Merger dated as of March 13, 1997 by and between Newco, Inc. and Old Game Time.

        "Multiemployer Plan" shall mean any Plan that is a "multiemployer plan" as defined in section 4001(a)(3) of ERISA.

        "Net Income" of any Person shall mean, for any period, the net income (or net loss) of such Person for such period, determined in accordance with GAAP.

        "Net Proceeds of Capital Stock" shall mean, for any period, all cash proceeds (net of all costs and out-of-pocket expenses in connection therewith, including, without limitation, placement, underwriting and brokerage fees and expenses) received by the Operating Company during such period, from the sale of Shares (but not, for purposes of section 14.6(a)(i)(B), the sale of Redeemable Shares) of the Operating Company, including in such net proceeds:

             (a) the net amount paid to the Operating Company upon issuance and exercise during such period of any right to acquire any Shares (other than, for purposes of section 14.6(a)(i)(B), Redeemable Shares) of the Operating Company, or paid during such period to convert a convertible debt security to Shares (other than Redeemable Shares) of the Operating Company (but excluding any amount paid to the Operating Company upon issuance of such convertible debt security); and

             (b) any amount paid to the Operating Company upon issuance of any convertible debt security issued after the Closing Date and thereafter converted to Shares (but not, for purposes of section 14.6(a)(i)(B), a conversion to Redeemable Shares) of the Operating Company during such period.

        "Net Worth" of any Person shall mean, at any date, such Person's stockholders' equity determined in accordance with GAAP (but excluding the effect of any foreign currency translation adjustments).

        "Note Guarantees" shall have the meaning specified in section 1.

        "Notes" shall have the meaning specified in section 1.

        "Officers' Certificate" shall mean a certificate signed on behalf of the Holding Company or the Operating Company, as applicable, by the President or one of the Vice Presidents of the Holding Company or the Operating Company, as applicable, and by the Treasurer or one of the Assistant Treasurers of the Holding Company or the Operating Company, as applicable.

        "Old Game Time" shall mean Game Time, Inc., an Alabama corporation.

        "Operating Company" shall mean Newco, Inc., a Wisconsin corporation. The Operating Company is the surviving corporation of the merger on the Closing Date of Old Game Time with and into Newco, Inc.

        "Operating Company Common Stock" shall mean the Common Stock, no par value, of the Operating Company as constituted on the Closing Date and any Shares into which such Common Stock shall have been changed or any Shares resulting from any reclassification of such Common Stock.

        "Operative Documents" shall mean this Agreement, the Other Securities Purchase Agreements, the Securities, the Note Guarantees, the Consulting Agreement Side Letter and each of the other agreements, documents and instruments executed in connection herewith and therewith, each as it may from time to time be amended, modified or supplemented.

        "Option Plan" shall have the meaning specified in section 4.3.

        "Organizational Documents" of any Person shall mean such Person's charter and by-laws, partnership agreement, operating agreement, trust agreement, as applicable, and/or any other similar agreement, document or instrument.

        "Other Securities Purchase Agreements" and "Other Purchasers" shall have the respective meanings specified in section 1.

        "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

        "Permitted Derivative Transaction" shall mean any Derivative Transaction (a) arising under the Fleet Bank Documents or (b) which is approved in writing by the Required Holders of the Notes.

        "Permitted Investment" shall mean any of the following Investments:

             (a) advances to employees for business expenses or personal needs, provided that the aggregate outstanding amount of such advances (i) to any individual employee shall not exceed $200,000 at any time and (ii) to all employees shall not exceed $500,000 at any time;

             (b) loans to key employees of the Operating Company the proceeds of which are used to purchase Holding Company Class A Common Stock, provided that the aggregate outstanding amount of such loans to all employees shall not exceed $250,000 at any time;

             (c) readily marketable obligations (having a maturity not in excess of 12 months from the date of acquisition thereof) of, or fully and unconditionally guaranteed (as to both principal and interest) by, the United States of America or an agency thereof;

             (d) negotiable certificates of deposit (having a maturity not in excess of 12 months from the date of acquisition thereof) evidencing direct obligations of any federally insured commercial bank or trust company organized and operating in the United States of America having capital and surplus and undivided profits of at least $100,000,000 and whose long term unsecured debt obligations have the highest or second highest rating available from Moody's Investors Service, Inc., Standard & Poor's Corporation or Fitch Investors Service;

             (e) commercial paper (having a maturity not in excess of 270 days from the date of acquisition thereof) evidencing the direct obligation of any corporation organized and operating in the United States of America and having the highest or second highest rating available from Moody's Investors Service, Inc. or Standard & Poor's Corporation;

             (f) shares of so-called "money market funds" registered under the Investment Company Act of 1940, as amended, organized and operating in the United States of America, having total net assets of $1,000,000,000 or more and investing primarily in securities of the character described in the preceding clauses (c) through (e) of this definition;

             (g) accounts or notes receivable arising from transactions in the ordinary course of business; contingent liabilities represented by endorsements of negotiable instruments for collection or deposit in the ordinary course of business; advances (other than advances to employees), deposits, down payments and prepayments on account of firm purchase orders, in each case made in the ordinary course of business;

             (h) Investments in the Operating Company or any Wholly-Owned Subsidiary of the Operating Company (or in any Person which simultaneously therewith becomes a Wholly-Owned Subsidiary of the Operating Company) made by stock purchase, capital contribution, loan or advance, provided that (i) both at the time of and immediately after giving effect to any such Investment, no Default or Event of Default shall exist and (ii) all such Investments are made only in Solvent entities (A) which are organized under the laws of and conduct substantially all of their respective businesses in the United States of America or a state thereof or the District of Columbia and (B) engaged in the Business (or in other related businesses);

             (i)  Investments existing on the Closing Date and referred to in
        Exhibit 5.9 attached hereto;

             (j) Investments made in connection with a Permitted Derivative Transaction;

             (k) other Investments made after the Closing Date not otherwise permitted under the preceding clauses of this definition, provided that both at the time of and after giving effect to such Investment
        (i) no Default or Event of Default shall exist and (ii) the aggregate value (determined as provided in section 14.6) of all Investments made pursuant to this clause (k) does not exceed $1,000,000.

        "Person" shall mean an individual, a corporation, an association, a joint-stock company, a business trust or other similar organization, a partnership, a limited liability company, a joint venture, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.

        "Plan" shall mean an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Holding Company or the Operating Company or any ERISA Affiliate or with respect to which the Holding Company or the Operating Company or any ERISA Affiliate may have any liability.

        "Preferred Shares", as applied to any Person, shall mean Shares of such Person which shall be entitled to preference or priority over any other Shares of such Person in respect of either the payment of dividends or the distribution of assets upon liquidation.

        "Pro Forma Consolidated EBITDA", "Pro Forma Consolidated Fixed Charges" and "Pro Forma Consolidated Rental Obligations" shall mean, as of the date of determination thereof, for any period, Consolidated EBITDA for such period or the maximum aggregate amount of Consolidated Fixed Charges or Consolidated Rental Obligations which would have been paid, payable or guaranteed by the Operating Company and its Subsidiaries in respect of such period, in each case determined on a pro forma basis to give effect as of the first day of such period to the incurrence of all Funded Debt and Current Debt giving rise to the need for such determination and the retirement of any Funded Debt and/or Current Debt which is concurrently being retired. For purposes hereof, Interest Charges and/or Rental Obligations which are payable at a floating or variable rate shall be determined on the basis of the rate in effect on the date as of which Pro Forma Consolidated Fixed Charges and/or Pro Forma Consolidated Rental Obligations is to be determined.

        "Pro Forma Consolidated Fixed Charges Coverage Ratio" [14.5] shall mean, as of the date of determination thereof, the ratio of (a) the sum of
   (i) Pro Forma Consolidated EBITDA for the period of four consecutive fiscal quarters of the Operating Company ending on, or most recently ended prior to, such date, plus without duplication (ii) one-third of all Pro Forma Consolidated Rental Obligations in respect of leases (other than Capital Leases) for such period to (b) Pro Forma Consolidated Fixed Charges for such period.

        "Pro Forma Consolidated Leverage Ratio" [14.5] shall mean, as of the date of determination thereof, the ratio of (a) Consolidated Total Debt outstanding on such date (including all Funded Debt and Current Debt the incurrence of which gives rise to the need for such determination) to
   (b) Pro Forma Consolidated EBITDA for the period of four consecutive fiscal quarters of the Operating Company ending on, or most recently ended prior to, such date.

        "Proprietary Rights" shall mean any patents, registered and common law trademarks, service marks, trade names, brand names, copyrights, licenses and other similar rights (including, without limitation, know-how, trade secrets and other confidential information) and applications for each of the foregoing, if any.

        "Put/Call Price", "Put/Call Price Adjustment Event" and "Put Securities" shall have the respective meanings specified in section 12.1.

        "Put Closing Date", "Put Notice" and "Put Option" shall have the respective meanings specified in section 12.2.

        "Redeemable" shall mean, with respect to any Shares of any Person, each Share of such Person that is (a) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into Funded Debt or Current Debt of such Person, (i) at a fixed or determinable date, whether by operation of any sinking fund or otherwise, (ii) at the option of any Person other than such Person or (iii) upon the occurrence of a condition not solely within the control of such Person or
   (b) convertible into other Redeemable Shares.

        "Refinanced Debt" shall have the meaning specified in section 14.5.

        "Refinancing Debt" shall have the meaning specified in section 14.5.

        "Registrable Shares" shall mean the Warrant Shares, except that, as to any particular Registrable Shares, such securities, once issued, will cease to be Registrable Shares when (a) a registration statement covering such securities has been declared effective and such securities have been disposed of pursuant to an effective registration statement or (b) such securities are sold to the public in accordance with Rule 144 (or any similar provision then in force) under the Securities Act. A Person shall be deemed to be a "holder of Registrable Shares" for purposes of section 11 if such Person is the holder of any Warrants and/or any Warrant Shares.

        "Registration Expenses" shall mean all fees, expenses and disbursements related to any registration, qualification or compliance pursuant to section 11, including, without limitation, all registration, filing, rating and listing fees, blue sky fees and expenses, printing expenses, fees and disbursements of counsel (including, without limitation, the fees, expenses and disbursements of counsel for the holder or holders of the Registrable Shares), and expenses of any special audits incident to or required by any registration, qualification or compliance, except that Registration Expenses shall not include any underwriters' discounts or commissions attributable to any Registrable Shares registered and sold pursuant to any such registration.

        "Rental Obligations" of any Person shall mean, for any period, all rents and other amounts (including as such, all payments which such Person is obligated to make to the lessor on termination of any lease and/or on surrender of the leased property other than payments for which such Person is contingently liable on account of early termination or breach of such lease) paid, payable or guaranteed during such period by such Person, as lessee or sublessee under any lease, excluding any amount required to be paid by such Person (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes, utilities and similar charges, determined in accordance with GAAP. Whenever it is necessary to determine the amount of Rental Obligations for any period, to the extent that such Rental Obligations are not definitely determinable by the terms of the lease, the Rental Obligations not so definitely determinable shall be estimated in good faith and in such reasonable manner as the board of directors of the Operating Company may determine (as evidenced by a certified resolution of such board of directors promptly delivered to the holder or holders of the Notes).

        "Required Exercise Date" and "Required Exercise Option" shall have the respective meanings specified in section 12.3.

        "Required Holders" as applied to describe the requisite holder or holders of any class of the Securities, shall mean, at any date, the holder or holders of 51% or more in interest of such class of Securities at the time outstanding (excluding all Securities at the time owned by the Companies or any Affiliate of the Companies).

        "Restricted Investment" shall mean any Investment other than a Permitted Investment.

        "Restricted Payment" as applied to any Person shall mean:

             (a) any dividend or other distribution or payment, direct or indirect, on account of any Shares of such Person now or hereafter outstanding (including, without limitation, Preferred Shares) or any securities convertible into or exercisable or exchangeable for such Shares or any rights, options or warrants to acquire any such Shares, except (i) any such dividend or distribution or payment payable to the Operating Company and/or any Wholly-Owned Subsidiary of the Operating Company and (ii) a pro rata distribution payable to all of the holders of Operating Company Common Stock solely in shares of Operating Company Common Stock and as a result of which there is no change in the relative ownership interest of any stockholder in the Operating Company or any of such stockholder's rights;

             (b) any redemption, retirement, purchase or other acquisition, direct or indirect, of any Shares of such Person now or hereafter outstanding (including, without limitation, Preferred Shares) or any securities convertible into or exercisable or exchangeable for such Shares or any rights, options or warrants to acquire any such Shares; and

             (c) any payment, including, without limitation, any defeasance, redemption, repurchase or other acquisition or retirement, direct or indirect, on or in respect of (i) any Junior Subordinated Debt prior to the scheduled maturity thereof other than scheduled payments of interest and principal in respect of the Seller Note as in effect on the date hereof or (ii) the Bridge Note, other than scheduled payments of interest and principal in respect of the Bridge Note as in effect on the date hereof which are made solely with shares of Holding Company Class A Common Stock or with the proceeds of Holding Company Class A Common Stock sold after the Closing Date;

   provided that, notwithstanding the foregoing, the term "Restricted Payment" shall not include any dividend or other distribution or payment on, or any redemption, retirement, purchase or other acquisition of, any of the Securities. For purposes of this Agreement, the amount of any Restricted Payment made in property other than cash shall be the greater of (x) the fair market value of such property (as reasonably determined in good faith by the board of directors (or equivalent governing body) of the Person making such Restricted Payment) and (y) the net book value thereof on the books of such Person, in each case determined as of the date on which such Restricted Payment is made.

        "Sale-and-Leaseback Transaction" shall mean a transaction or series of transactions pursuant to which the Operating Company or any Subsidiary of the Operating Company shall sell or transfer to any Person any property, whether now owned or hereafter acquired, and, as part of the same transaction or series of transactions, the Operating Company or any Subsidiary of the Operating Company shall rent or lease as lessee, or similarly acquire the right to possession or use of, such property or one or more properties which it intends to use for the same purpose or purposes as such property.

        "Securities" shall mean the Notes, the Warrants and, unless the context clearly requires otherwise, the Warrant Shares, each of which is a "Security".

        "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

        "Seller Note" shall mean the Operating Company's 10% Subordinated Notes dated March 13, 1997 and due March 13, 2005, in the original aggregate principal amount of $2,000,000, issued pursuant to the Acquisition Agreement.

        "Shares" of any Person shall include any and all shares of capital stock, partnership interests, membership interests, or other shares, interests, participations or other equivalents (however designated and of any class) in the capital of, or other ownership interests in, such Person.

        "Significant Subsidiary" shall mean, on any date, any Subsidiary of the Operating Company that (a) has (or together with its Subsidiaries has) assets having a net book value or fair market value equal to 5% or more of Consolidated Total Assets as at such date and/or (b) generated (or together with its Subsidiaries generated) gross revenues during its most recently completed fiscal quarter in an amount equal to 5% or more of the consolidated gross revenues of the Operating Company and its Subsidiaries for the most recently completed fiscal quarter of the Operating Company. If a Subsidiary shall, under this definition, be or become a Significant Subsidiary on any date, then it shall at all times thereafter constitute a Significant Subsidiary (notwithstanding that at any later date its assets and/or gross revenues shall be less than the amounts specified in this definition).

        "Solvent" as applied to any Person at any date shall mean that on and as of such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and
   (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities on and as of any date shall be computed as the amount that, in the light of all the facts and circumstances existing on and as of such date, represents the amount that can reasonably be expected to become an actual or matured liability. For purposes of this definition, "Person" shall mean, where so required by the context in which the term "Solvent" appears, such Person and its Subsidiaries taken as a whole.

        "Source" shall have the meaning specified in section 26.

        "Subsidiary" of any Person at any date shall mean (a) any other Person a majority (by number of votes) of the Voting Stock of which is owned by such first-mentioned Person and/or by one or more other Subsidiaries of such first-mentioned Person and (b) any other Person with respect to which such first-mentioned Person and/or any one or more other Subsidiaries of such first-mentioned Person (i) is entitled to more than 50% of such Person's profits or losses or more than 50% of such Person's assets on liquidation or (ii) holds an equity interest in such Person of more than 50%; provided that "Subsidiary" shall not include any Unrestricted Subsidiary. As used herein, unless the context clearly required otherwise, the term "Subsidiary" refers to a Subsidiary of the Operating Company.

        "Subsidiary Guarantor" shall mean each Significant Subsidiary, whether existing at the time of the Closing or thereafter organized or acquired.

        "Successor Corporation" shall have the meaning specified in section
   14.13.

        "Survivor" shall have the meaning specified in section 14.18.

        "Test Period" shall have the meaning specified in section 14.6.

        "Total Assets" of any Person shall mean, at any date, the total assets of such Person which would be shown as assets on a balance sheet as of such date prepared in accordance with GAAP after eliminating all amounts properly attributable to minority interests, if any, in the stock or surplus of any Subsidiary of such Person.

        "Total Debt" of any Person shall mean, at any date, all Funded Debt and Current Debt of such Person at such date, determined in accordance with GAAP.

        "Unrestricted Subsidiary" shall mean any Subsidiary of the Operating Company which is organized or acquired after the date hereof and in which the only Investment made by the Operating Company and/or any of its other Subsidiaries is cash permitted to be used for Restricted Investments under section 14.6.

        "Voting Stock", when used with reference to any Person, shall mean Shares (however designated) of such Person having ordinary voting power for the election of a majority of the members of the board of directors (or other governing body) of such Person, other than Shares having such power only by reason of the happening of a contingency.

        "Warrant Shares" shall mean any Shares (or Other Securities (as defined in the Warrants)) issued (or issuable, as applicable) upon exercise of any Warrants, each of which is an "Warrant Share".

        "Warrants" shall have the meaning specified in section 1.

        "Weighted Average Life to Maturity" of any Indebtedness or obligation shall mean, at any date, the number of years obtained by dividing the then Remaining Dollar-years of such Indebtedness or obligation by the then outstanding principal amount of such Indebtedness or obligation. For purposes of this definition, the "Remaining Dollar-years" of any Indebtedness or obligation shall mean, at any date, the total of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly-Owned Subsidiary" of any Person at any date shall mean any Subsidiary all of the outstanding Shares of which, other than directors' qualifying Shares, shall at the time be owned by such Person and/or by one or more other Wholly-Owned Subsidiaries of such Person and the accounts of which are consolidated with those of such Person in accordance with GAAP.

        "Withdrawal Liability" shall have the meaning given such term under
   Part 1 of Subtitle E of Title IV of ERISA.

         15.2. Other Definitions. The terms defined in this section 15.2, whenever used in this Agreement, shall, unless the context otherwise requires, have the respective meanings hereinafter specified.

        "this Agreement" (and similar references to any of the other Operative Documents) shall mean, and the words "herein" (and "therein"), "hereof" (and "thereof"), "hereunder" (and "thereunder") and words of similar import shall refer to, such instruments as they may from time to time be amended, modified or supplemented.

        "beneficial ownership" of any Shares or other securities of any Person shall be determined in the manner set forth in Rule 13d-3 of the Commission under the Exchange Act.

        a "class" of Securities shall refer to the Notes, the Warrants and/or the Warrant Shares, as the case may be, each of which is a separate class.

        "corporation" shall include an association, joint stock company, business trust or other similar organization.

        "premium" when used in conjunction with references to principal of and interest on the Notes, shall mean any amount due upon any payment or prepayment of any of the Notes, other than principal and interest and shall include the premium specified in section 9.2.

        "qualification" or "compliance" as used in section 11 refer to the qualification or compliance of all Registrable Shares included in any registration pursuant to section 11 under all applicable blue sky or other state securities laws.

        "register", "registered" and "registration" as used in section 11 refer to a registration effected by filing a registration statement in compliance with the Securities Act to permit the sale and disposition of the Registrable Shares and any amendment filed or required to be filed to permit any such disposition.

         15.3.    Accounting Terms and Principles; Laws.

             (a) All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP, all computations made pursuant to this Agreement shall be made in accordance with GAAP and all financial statements shall be prepared in accordance with GAAP.

             (b) All references herein to laws, statutes, rules and regulations shall, unless the context clearly requires otherwise, be deemed to refer to any law, statute, rule, regulation and any other governmental restriction, standard and/or requirement promulgated, issued and/or enforced by any domestic or foreign federal, state or local government, governmental agency, authority, court, instrumentality or regulatory body, including, without limitation, those of the United States of America or any state thereof or the District of Columbia.

     16.     Remedies.

         16.1. Events of Default Defined; Acceleration of Maturity. If any one or more of the following events ("Events of Default") shall occur (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), that is to say:

             (a) if default shall be made in the due and punctual payment of all or any part of the principal of, or premium (if any) on, any Note when and as the same shall become due and payable, whether at the stated maturity thereof, by notice of or demand for prepayment, or otherwise; or

             (b) if default shall be made in the due and punctual payment of any interest on any Note when and as such interest shall become due and payable and such default shall have continued for a period of five Business Days; or

             (c) if default shall be made in the performance or observance of any covenant, agreement or condition contained in (i) sections 7(g), 8, 9.7, 13, 14.2(b), 14.2(e), 14.5 to 14.8, inclusive, or 14.10 to 14.18, inclusive, or (ii) section 14.9 and, in the case of this clause (ii), such default shall have continued for five days; or

             (d) if default shall be made in the performance or observance of any other of the covenants, agreements or conditions of or applicable to the Operating Company or the Holding Company contained in this Agreement or any of the other Operative Documents and such default shall have continued for a period of 30 days; or

             (e) if the Holding Company or any of its Subsidiaries shall make a general assignment for the benefit of creditors, or shall not pay its debts as they become due, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition in bankruptcy, or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting or not contesting the material allegations of a petition filed against it in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, custodian, receiver, liquidator or fiscal agent for it or for all or any substantial part of its properties, or shall (or its directors or stockholders shall) take any action looking to its dissolution or liquidation; or

             (f) if (i) within 60 days after the commencement of an action against the Holding Company or any of its Subsidiaries seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been dismissed, stayed or vacated or (ii) within 60 days after the appointment without the consent or acquiescence of the Holding Company or any of its Subsidiaries of any trustee, custodian, receiver, liquidator or fiscal agent for any such Person or for all or any substantial part of their respective properties, such appointment shall not have been vacated; or

             (g) if, under the provisions of any law for the relief or aid of debtors, any court or governmental agency of competent jurisdiction shall assume custody or control of the Holding Company or any of its Subsidiaries or of all or any substantial part of their respective properties and such custody or control shall not be terminated within 60 days from the date of assumption such custody or control; or

             (h) if the Holding Company or any of its Subsidiaries shall fail (after giving effect to any applicable grace period originally provided with respect thereto) to (i) make any payment due on any Indebtedness (other than the Notes) or other obligation (including any in respect of any lease or any Shares upon the exercise by any Person of any put or call option or other similar right of redemption or repurchase with regard to such Shares), if the aggregate outstanding amount thereof (and of any other Indebtedness or other obligation as to which the Holding Company or any of its Subsidiaries is in default) exceeds $1,000,000 (or the equivalent thereof, as at any date of determination, in any other currency) or (ii) perform, observe or discharge any covenant, condition or obligation in any agreement, document or instrument evidencing, securing or relating to such Indebtedness or other obligation, if the effect of any such failure of the character described in this clause (ii) is to cause, or any other Person shall cause, any payment in an aggregate amount of $1,000,000 (or the equivalent thereof, as at any date of determination, in any other currency) or more to become due and payable, or if any such Indebtedness or other obligation in aggregate amount of $1,000,000 (or the equivalent thereof, as at any date of determination, in any other currency) or more shall become due and payable by its terms and shall not be paid or extended; or

             (i) if a final judgment for the payment of money which, together with all other outstanding final judgments for the payment of money against the Holding Company or any of its Subsidiaries, exceeds an aggregate of $1,000,000 (or the equivalent thereof, as at any date of determination, in any other currency) shall be rendered by a court of record against the Holding Company or any of its Subsidiaries, and the Holding Company or any of its Subsidiaries shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within 60 days from the date of entry thereof and within such period of 60 days, or such longer period during which execution of such judgment shall have been stayed, move to vacate such judgment or appeal therefrom and cause the execution thereof to be stayed pending determination of such motion or during such appeal; or

             (j)  the Holding Company or any of its Subsidiaries shall:
        (i) default in making any payment, delivery or exchange, or in the performance of any of its other obligations, under one or more agreements or instruments (individually or collectively) governing or otherwise relating to one or more Derivative Transactions, which default shall have resulted in early termination, liquidation or other similar payments in an aggregate amount of $1,000,000 (or the equivalent thereof, as at any date of determination, in any other currency) or more becoming, or becoming capable at such time of being declared or designated, due and payable by the Holding Company or any of its Subsidiaries; or (ii) default in making any payment or delivery due on the last payment, delivery or exchange date of, or on the early termination or liquidation of, one or more Derivative Transactions and such default relates to one or more payments or deliveries of cash or property having an aggregate value of $1,000,000 (or the equivalent thereof, as at any date of determination, in any other currency) or more;

             (k) if any representation or warranty made by or on behalf of the Holding Company or any of its Subsidiaries in this Agreement or in any of the other Operative Documents or in any agreement, document or instrument delivered under or pursuant to any provision hereof or thereof shall prove to have been materially false or incorrect on the date as of which made; or

             (l) if, at any time, this Agreement or any of the other Operative Documents shall for any reason (other than the scheduled termination thereof in accordance with its terms) expire, fail to be in full force and effect or be disaffirmed, repudiated, cancelled, terminated or declared to be unenforceable, null and void; or

             (m) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Holding Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $250,000 (or the equivalent thereof, as at any date of determination, in any other currency), (iv) the Holding Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Holding Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Holding Company or any Subsidiary of the Holding Company establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Holding Company and/or its Subsidiaries thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, has resulted in, or could reasonably be expected to result in, a Material Adverse Change; or

   then, in the case of any Event of Default (other than one of the character described in subdivisions (e), (f) or (g) of this section 16.1) and at the option of the Required Holders of the Notes at the time outstanding (excluding any Notes at the time owned by the Companies or any Affiliate of the Companies), exercised by written notice to the Operating Company, the principal of all Notes shall forthwith become due and payable, together with interest accrued thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Operating Company shall forthwith upon any such acceleration pay to the holder or holders of all the Notes then outstanding (i) the entire principal of and interest accrued on the Notes, and (ii) in addition, to the extent permitted by applicable law, an amount equal to the premium that would be payable upon a prepayment of the Notes pursuant to section 9.2 at such time, as liquidated damages and not as a penalty; provided that, in the case of an Event of Default of the character described in subdivisions (a) or (b) of this section 16.1 and irrespective of whether all of the Notes have been declared due and payable by the Required Holders of the Notes at the time outstanding, any holder of Notes who or which has not consented to any waiver with respect to such Event of Default may, at the option of such holder, by written notice to the Operating Company, declare all Notes then held by such holder to be, and such Notes shall thereupon become, forthwith due and payable, together with interest accrued thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Operating Company shall forthwith upon any such acceleration pay to such holder (i) the entire principal of and interest accrued on such Notes, and (ii) in addition, to the extent permitted by applicable law, an amount equal to the premium that would be payable upon a prepayment of the Notes pursuant to section 9.2 at such time, as liquidated damages and not as a penalty; provided, further, that, in the case of an Event of Default of the character described in subdivisions
   (e), (f) or (g) of this section 16.1, the principal of all Notes shall forthwith become due and payable, together with interest accrued thereon (including any interest accruing after the commencement of any action or proceeding under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable domestic or foreign federal or state bankruptcy, insolvency or other similar law, and any other interest that would have accrued but for the commencement of such proceeding, whether or not any such interest is allowed as an enforceable claim in such proceeding), without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Operating Company shall forthwith upon any such acceleration pay to the holder or holders of all the Notes then outstanding (i) the entire principal of and interest accrued on the Notes, and (ii) in addition, to the extent permitted by applicable law, an amount equal to the premium that would be payable upon a prepayment of the Notes pursuant to section 9.2 at such time, as liquidated damages and not as a penalty.

        Notwithstanding the foregoing provisions, at any time after the occurrence of any Event of Default and of notice thereof, if any, by any holder or holders of Notes and before any judgment, decree or order for payment of the money due has been obtained by or on behalf of any holder or holders of the Notes, the Required Holders of the Notes by written notice to the Operating Company, may rescind and annul such Event of Default and/or notice of such Event of Default and the consequences thereof with respect to all of the Notes (including any Notes which were accelerated pursuant to the first proviso in the preceding paragraph by any holder or holders on account of an Event of Default of the character described in subdivision (a) or (b) of this section 16.1) if:

             (1)  the Operating Company has paid a sum sufficient to pay

                  (A) all overdue installments of interest on all Notes at the rate specified in the Notes;

                  (B) the principal of (and premium, if any, on) any Notes which have become due otherwise than by such Event of Default or notice thereof and interest thereon at the rate for overdue amounts specified in such Notes; and

                  (C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate for overdue amounts specified in such Notes; and

             (2) all Defaults and Events of Default, other than the non-payment of the principal of Notes which have become due solely by such acceleration, have been cured or waived as provided in section 19.

   No such rescission shall affect any subsequent default or impair any right consequent thereon.

         16.2. Suits for Enforcement, etc. In case any one or more of the Events of Default specified in section 16.1 shall have occurred, and irrespective of whether any Notes have become or have been declared immediately due and payable under section 16.1, the holder of any Note may proceed to protect and enforce its rights either by suit in equity or by action at law, or both. Each Company stipulates that the remedies at law of the holder or holders of the Securities in the event of any default or threatened default by it in the performance of or compliance with any covenant or agreement in this Agreement or any of the other Operative Documents are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance thereof, whether by an injunction against a violation thereof or otherwise.

         16.3. No Election of Remedies. No remedy conferred in this Agreement or in any of the other Operative Documents upon the holder of any Security is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or thereunder or now or hereafter existing at law or in equity or by statute or otherwise.

         16.4. Remedies Not Waived. No course of dealing between either Company and/or any of its Subsidiaries, on the one hand, and any holder of any Security, on the other hand, and no delay by any such holder in exercising any rights hereunder or under any of the other Operative Documents shall operate as a waiver of any rights of any such holder.

         16.5. Application of Payments. In case any one or more of the Events of Default specified in section 16.1 shall have occurred, all amounts to be applied to the prepayment or payment of any Notes, shall be applied, after the payment of all related costs and expenses incurred by the holders of the Notes (including, without limitation, compensation to any and all trustees, liquidators, receivers or similar officials and reasonable fees, expenses and disbursements of counsel) in such order of priority as is determined by the Required Holders of the Notes.

    17. Registration, Transfer and Exchange of Securities. Securities issued hereunder shall be issued in registered form. Each Company shall keep at its principal executive office (which is now located at the address set forth at the beginning of this Agreement), registers in which it shall provide for the registration and transfer of the Securities issued by it. The name and address of each holder of the Securities shall be registered in such registers. Each Company shall give to any institutional holder of any Security promptly (but in any event within 10 days) following request therefor, a complete and correct copy of the names and addresses of all registered holders of the Securities issued by it and the amount and kind of Securities held by each. Whenever any Security or Securities shall be surrendered for transfer or exchange, the Company that issued such Security, at its expense, will execute and deliver in exchange therefor a new Security or Securities (in such denominations and registered in such name or names as may be requested by the holder of the surrendered Security or Securities), in the same aggregate unpaid principal amount (in the case of the Notes) or exercisable for the same aggregate number of Shares (in the case of any Warrants) or in the same aggregate number of Shares (in the case of any Warrant Share), as applicable, as that of the Security or Securities so surrendered. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Companies may treat the Person in whose name any Security is registered as the owner of such Security for all purposes.

    18. Replacement of Securities. Upon receipt of satisfactory evidence of the loss, theft, destruction or mutilation of any Security and (in the case of loss, theft or destruction) of satisfactory indemnity, and (in the case of mutilation) upon surrender of such Security, the Company that issued such Security, at its expense, will execute and deliver in lieu of such Security a new Security of like tenor and, in the case of any new
   Note, dated so as not to result in any loss of interest.   Your unsecured
   agreement to indemnify and/or affidavit and that of any other institutional holder shall constitute satisfactory indemnity and/or satisfactory evidence of loss, theft or destruction for the purpose of this section 18.

    19. Amendment and Waiver.

             (a) Any term of this Agreement and, unless explicitly provided otherwise therein, of any of the other Operative Documents may, with the consent of the Companies, be amended, or compliance therewith may be waived, in writing only, by the Required Holders of each class of Securities entitled to the benefits of such term, provided that (i) without the consent of the holders of all of the Notes at the time outstanding, no such amendment or waiver shall (A) change the amount of the principal of or any rate of interest on or the amount of any premium payable with respect to any of the Notes or change the payment terms of any of the Notes, or, except as provided in the Notes (and the Note Guarantees), subordinate the obligation of the Operating Company (or any Guarantor) to pay any amount due on the Notes (or on the Note Guarantees) to any other obligation, or (B) change the percentage of holders of Notes required to approve any such amendment, effectuate any such waiver or accelerate payment of the Notes; (ii) without the consent of the holders of all of the Warrants and Warrant Shares at the time outstanding, no such amendment or waiver shall (A) modify any of the provisions of section 11 or section 12, or (B) change the percentage of holders of the Warrants and Warrant Shares required to approve any such amendment or effect any such waiver; and (iii) no such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon. Executed or true and correct copies of any amendment, waiver or consent effected pursuant to this section 19 shall be delivered by the Companies to each holder of Securities forthwith (but in any event not later than five days) following the effective date thereof.

             (b) The Companies will not, directly or indirectly, request or negotiate for, or offer or pay any remuneration or grant any security as an inducement for, any proposed amendment or waiver of any of the provisions of this Agreement or any of the other Operative Documents unless each holder of the Securities (irrespective of the kind and amount of Securities then owned by it) shall be informed thereof by the Companies and, if such holder is entitled to the benefit of any such provision proposed to be amended or waived, shall be afforded the opportunity of considering the same, shall be supplied by the Companies with sufficient information to enable it to make an informed decision with respect thereto and shall be offered and paid such remuneration and granted such security on the same terms.

             (c) In determining whether the requisite holders of Securities have given any authorization, consent or waiver under this section 19, any Securities owned by the Companies or any of their Affiliates shall be disregarded and deemed not to be outstanding.

     20. Method of Payment of Securities. Irrespective of any provision hereof or of the other Operative Documents to the contrary, so long as you or any other institutional holder shall hold any Security, all payments due on such Security shall be made to you or such other institutional holder by the method and at the address for such purpose specified in
   Schedule I attached hereto or by such other method or at such other address as you or such institutional holder may designate in writing (given as provided in section 23), without requiring any presentation or surrender of such Security, except that if any Security shall be paid, prepaid and/or repurchased in full, such Security shall be surrendered to the Company that issued such Security promptly following such payment, prepayment or repurchase and cancelled.

    21. Expenses; Indemnity. Whether or not the transactions contemplated by any of the Operative Documents shall be consummated, the Companies, jointly and severally, will pay or cause to be paid (or reimbursed, as the case may be) and will defend, indemnify and hold you (and each other holder of any of the Securities) and each of your (and such other holder's) directors, officers, employees, agents, advisors and Affiliates (each, an "Indemnitee") harmless in respect of all reasonable costs, losses, expenses (including, without limitation, the reasonable fees, costs, expenses and disbursements of counsel) and damages (collectively, "Indemnified Costs") incurred by or asserted against any Indemnitee in connection with the negotiation, execution, delivery, performance and/or enforcement of this Agreement or any of the other Operative Documents (including, without limitation, so- called work-outs and/or restructurings and all amendments, waivers and consents hereunder and thereunder, whether or not effected) and/or the consummation of the transactions contemplated hereby and thereby or which may otherwise be related in any way to this Agreement or any other Operative Documents or such transactions or such Indemnitee's relationship to the Companies or any of their Affiliates or any of their respective properties and assets, including, without limitation, any and all Indemnified Costs related in any way to the requirements of any Environmental Laws (as the same may be amended, modified or supplemented from time to time) or to any environmental investigation, assessment, site monitoring, containment, clean up, remediation, removal, restoration, reporting and sampling, whether or not consented to, or requested or approved by, any Indemnitee, and whether or not such Indemnified Cost is attributable to an event or condition originating from any properties or assets of the Holding Company or any of its Subsidiaries or any other properties previously or hereafter owned, leased, occupied or operated by the Holding Company or any of its Subsidiaries. Notwithstanding the foregoing, the Companies shall not have any obligation to an Indemnitee under this section 21 with respect to any Indemnified Cost which is finally determined by a court of competent jurisdiction to have arisen solely and directly as a result of the willful misconduct or bad faith of such Indemnitee.

    22. Taxes. The Companies, jointly and severally, will pay all taxes and fees (including interest and penalties), including, without limitation, all issuance and documentary stamp and similar taxes, which may be payable in respect of the execution and delivery of this Agreement and each of the other Operative Documents.

     23. Communications. All communications provided for herein and, unless explicitly provided otherwise therein, in any of the other Operative Documents shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such communication by a recognized overnight delivery service (charges prepaid), (b) by a recognized overnight delivery service (charges prepaid), or (c) by messenger. Any such communication must be sent (i) if to the Companies (or any Subsidiary of the Holding Company), to the Companies (or such Subsidiary) at:

                  Swing-N-Slide Corp.
                  1212 Barberry Drive
                  Janesville, Wisconsin  53545
                  Attention:  Richard G. Mueller
                  Chairman, President and CEO
                  Telecopy No.:  (608) 755-4763

                  with a copy (which shall not constitute notice) to:

                  Foley & Lardner
                  150 East Gilman Street
                  Madison, Wisconsin  53703
                  Attention:  Blaine R. Renfert, Esq.
                  Telecopy No.:  (608) 258-4258

   or at such other address (or telecopy number) as may be furnished in writing by the Companies to each holder of any Security and (ii) if to you, at your address for such purpose set forth in Schedule I attached hereto, with a copy (which shall not constitute notice) to:

                  Choate, Hall & Stewart
                  Exchange Place
                  53 State Street
                  Boston, Massachusetts  02109
                  Attention:  Frank B. Porter, Jr., Esq.
                  Telecopy No.:  (617) 248-4000

   and if to any other holder of any Security, at the address of such holder as it appears on the applicable register maintained pursuant to section 17, or at such other address as may be furnished in writing by you or by any other holder to the Companies. Communications under this section 23 shall be deemed given only when actually received.

    24. Survival of Agreements, Representations and Warranties, etc.   All
   agreements, representations and warranties contained herein and in the other Operative Documents shall be deemed to have been relied upon by you and shall survive the execution and delivery of this Agreement and each of the other Operative Documents, the issue, sale and delivery of the Securities and payment therefor and any disposition of the Securities by you, whether or not any investigation at any time is made by you or on your behalf. All indemnification provisions, including, without limitation, those contained in sections 11.5, 21 and 22, shall survive the date upon which none of the Securities shall be outstanding and the termination of this Agreement and each of the other Operative Documents.

    25. Successors and Assigns; Rights of Other Holders. This Agreement and, unless explicitly provided otherwise therein, each of the other Operative Documents shall bind and inure to the benefit of and be enforceable by the Companies and you, successors to the Companies and your successors and assigns, and, in addition, shall inure to the benefit of and be enforceable by each holder from time to time of any Securities who, upon acceptance thereof, shall, without further action, be entitled to enforce the applicable provisions and enjoy the applicable benefits hereof and thereof. Neither Company may assign any of its rights or obligations hereunder or under any of the other Operative Documents without the written consent of the Required Holders of each class of Securities then outstanding.

    26. Purchase for Investment; ERISA.

             (a) You represent and warrant (i) that you are an "accredited investor" as defined in Rule 501 of Regulation D under the Securities Act, (ii) that you have been furnished with all information that you have requested for the purpose of evaluating your proposed acquisition of the Securities to be issued to you pursuant hereto and
        (iii) that you will acquire such Securities for your own account for investment and not for distribution in any manner that would violate applicable securities laws, but without prejudice to your rights to dispose of such Securities or a portion thereof to a transferee or transferees, in accordance with such laws if at some future time you deem it advisable to do so. The acquisition of such Securities by you at the Closing shall constitute your confirmation of the foregoing representations and warranties. You understand that such Securities are being sold to you in a transaction which is exempt from the registration requirements of the Securities Act, and that, in making the representations and warranties contained in section 5.16, the Companies are relying, to the extent applicable, upon your representations and warranties contained herein.

             (b) You represent that at least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by you to pay the purchase price of the Securities to be purchased by you hereunder:

                  (i) the Source is an "insurance company general account" as defined in Section V(e) of Prohibited Transaction Exemption ("PTE") 95-60 (issued July 12, 1995) and, except as you have disclosed to the Companies in writing pursuant to this section
             (i), the amount of reserves and liabilities for the general account contract(s) held by or on behalf of any employee benefit plan or group of plans maintained by the same employer or employee organization do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with the state of domicile of the insurer; or

                  (ii) the Source is a separate account of an insurance
             company maintained by you in which an employee benefit plan (or its related trust) has an interest, which separate account is maintained solely in connection with your fixed contractual obligations under which the amounts payable, or credited, to such plan and to any participant or beneficiary of such plan (including any annuitant) are not affected in any manner by the investment performance of the separate account; or

                  (iii) the Source is either (A) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (B) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Companies in writing pursuant to this section (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

                  (iv) the Source constitutes assets of an "investment fund"
             (within the meaning of Part V of the QPAM Exemption) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in either Company and (A) the identity of such QPAM and (B) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Companies in writing pursuant to this section (iv); or

                  (v)  the Source is a governmental plan; or

                  (vi) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Companies in writing pursuant to this section (vi); or

                  (vii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

        As used in this section 26(b), the terms "employee benefit plan", "governmental plan", "party in interest" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA, and the term "QPAM Exemption" means PTE 84-14 (issued March 13, 1984).

    27. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement and, unless explicitly provided otherwise therein, each of the other Operative Documents, including the validity hereof and thereof and the rights and obligations of the parties hereunder and thereunder, and all amendments and supplements hereof and thereof and all waivers and consents hereunder and thereunder, shall be construed in accordance with and governed by the domestic substantive laws of The Commonwealth of Massachusetts without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. Each Company, to the extent that it may lawfully do so, hereby consents to service of process, and to be sued, in The Commonwealth of Massachusetts and consents to the jurisdiction of the courts of The Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of its obligations hereunder or thereunder or with respect to the transactions contemplated hereby or thereby, and expressly waives any and all objections it may have as to venue in any such courts. Each Company further agrees that a summons and complaint commencing an action or proceeding in any of such courts shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to it at its address set forth in section 23 or as otherwise provided under the laws of The Commonwealth of Massachusetts. Notwithstanding the foregoing, each Company agrees that nothing contained in this section 27 shall preclude the institution of any such suit, action or other proceeding in any jurisdiction other than The Commonwealth of Massachusetts. EACH COMPANY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST IT IN RESPECT OF ITS OBLIGATIONS HEREUNDER OR THEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

    28. Rule 144A. The Companies will take, or will cause to be taken, such action as any holder of Securities may reasonably request from time to time to facilitate any sale or disposition by any such holder of any Securities without registration under the Securities Act and/or any applicable securities laws within the limitation of the exemptions provided by any rule or regulation thereunder, including, without limitation, Rule 144A under the Securities Act.

    29. Miscellaneous. The headings in this Agreement and in each of the other Operative Documents are for purposes of reference only and shall not limit or otherwise affect the meaning hereof or thereof. This Agreement (together with the other Operative Documents) embodies the entire agreement and understanding among you and the Companies and supersedes all prior agreements and understandings relating to the subject matter hereof. Each covenant contained herein and in each of the other Operative Documents shall be construed (absent an express provision to the contrary) as being independent of each other covenant contained herein and therein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. If any provision in this Agreement or in any of the other Operative Documents refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable, whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision. In case any provision in this Agreement or any of the other Operative Documents shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Agreement and, unless explicitly provided otherwise therein, each of the other Operative Documents, may be executed in any number of counterparts and by the parties hereto or thereto, as the case may be, on separate counterparts but all such counterparts shall together constitute but one and the same instrument.


            [The remainder of this page is intentionally left blank.]

        If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterparts of this letter, whereupon this letter shall become a binding agreement under seal among you and the Companies. Please then return one of such counterparts to the Companies.

                                     Very truly yours,

                                     SWING-N-SLIDE CORP.



                                     By:  /s/ Richard E. Ruegger
   Vice President - Finance


                                     NEWCO, INC.



                                     By:  /s/ Richard E. Ruegger
   Vice President - Finance


   The foregoing Agreement is hereby
   agreed to as of the date thereof.

   MASSACHUSETTS MUTUAL LIFE
      INSURANCE COMPANY



   By:  /s/ Michael P. Hermsen
   Managing Director


        If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterparts of this letter, whereupon this letter shall become a binding agreement under seal among you and the Companies. Please then return one of such counterparts to the Companies.

                                     Very truly yours,

                                     SWING-N-SLIDE CORP.


                                     By:  /s/ Richard E. Ruegger
   Vice President - Finance


                                     NEWCO, INC.



                                     By:  /s/ Richard E. Ruegger
   Vice President - Finance


   MASSMUTUAL CORPORATE INVESTORS



   By:  /s/ Michael P. Hermsen
   Investment Officer

   The foregoing is executed on behalf of
   MassMutual Corporate Investors, organized under a Declaration of Trust, dated
   September 13, 1985, as amended from time to time. The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust, but the Trust's property only shall be bound.


        If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterparts of this letter, whereupon this letter shall become a binding agreement under seal among you and the Companies. Please then return one of such counterparts to the Companies.

                                     Very truly yours,

                                     SWING-N-SLIDE CORP.



                                     By:  /s/ Richard E. Ruegger
   Vice President - Finance


                                     NEWCO, INC.



                                     By:  /s/ Richard E. Ruegger
   Vice President - Finance


   MASSMUTUAL PARTICIPATION INVESTORS



   By:  /s/ Michael P. Hermsen
   Investment Officer

   The foregoing is executed on behalf of MassMutual
   Participation Investors, organized under a
   Declaration of Trust, dated April 7, 1988, as amended from time to time. The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust, but the Trust's property only shall be bound.



        If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterparts of this letter, whereupon this letter shall become a binding agreement under seal among you and the Companies. Please then return one of such counterparts to the Companies.

                                     Very truly yours,

                                     SWING-N-SLIDE CORP.



                                     By:  /s/ Richard E. Ruegger
   Vice President - Finance


                                     NEWCO, INC.



                                     By:  /s/ Richard E. Ruegger
   Vice President - Finance


   MASSMUTUAL CORPORATE VALUE
      PARTNERS LIMITED

   By Massachusetts Mutual Life Insurance
   Company, as Investment Manager



   By:  /s/ Michael P. Hermsen
   Managing Director